Exhibit 2.1

Proposed Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

ROSECLIFF ACQUISITION CORP I,

GT GETTAXI LIMITED,

GT GETTAXI LISTCO,

GT GETTAXI SPV,

GT GETTAXI MERGER SUB 1,

GETT MERGER SUB, INC.

and

Dooboo holding limited

Dated as of November 9, 2021

TABLE OF CONTENTS

Article I SHARE ACQUISITION		5
1.1	Acquisition of Pubco Ordinary Shares	5
1.2	Consideration	5
Article II THE MERGERS		5
2.1	The Mergers	5
2.2	Effective Time	6
2.3	Closing	6
2.4	Effects of the Mergers	6
2.5	Governing Documents of the Surviving Companies	6
2.6	Directors and Officers	7
2.7	Taking of Necessary Action; Further Action	7
2.8	Release of Funds from Trust Account	7
2.9	Tax Consequences	7
Article III EFFECT OF THE MERGERS ON SHARE CAPITAL, CAPITAL STOCK AND EQUITY AWARDS		8
3.1	Effect of Merger on SPV Holdco Ordinary Shares	8
3.2	Closing and Deferred Consideration	8
3.3	Treatment of Options	10
3.4	Effect of the SPAC Merger on SPAC Securities	10
3.5	Treatment of Securities of Merger Sub I and Merger Sub II	11
3.6	Exchange of Book-Entry Shares	11
3.7	SPAC Financing Certificate	12
3.8	Payment of Expenses	12
3.9	Satisfaction of Rights	13
Article IV REPRESENTATIONS AND WARRANTIES OF SPAC		13
4.1	Organization and Standing	13
4.2	Authorization; Binding Agreement	13
4.3	Governmental Approvals	14
4.4	Non-Contravention	14
4.5	Capitalization	14
4.6	SEC Filings; SPAC Financials; Internal Controls	15
4.7	Absence of Certain Changes	16
4.8	Compliance with Laws	16
4.9	Actions; Orders; Permits	16
4.10	Taxes and Returns	17
4.11	Employees and Employee Benefit Plans	19
4.12	Properties	19
4.13	Material Contracts	19
4.14	Transactions with Affiliates	19
4.15	Investment Company Act; JOBS Act	20
4.16	Finders and Brokers	20
4.17	Certain Business Practices	20
4.18	Insurance	20
4.19	Information Supplied	21
4.20	Independent Investigation	21
4.21	Trust Account	21
4.22	No Additional Representations or Warranties	22
Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22
5.1	Organization and Standing	22
5.2	Authorization; Binding Agreement	22
5.3	Capitalization of the Company	23
5.4	Subsidiaries	24
5.5	Governmental Approvals	24

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5.6	Non-Contravention	25
5.7	Sufficiency of Assets	26
5.8	Financial Statements	26
5.9	Absence of Certain Changes	27
5.10	Compliance with Laws	27
5.11	Company Permits	27
5.12	Litigation	28
5.13	Material Contracts	28
5.14	Intellectual Property	30
5.15	IT Systems	32
5.16	Taxes and Returns	33
5.17	Real Property	35
5.18	Employee Matters	35
5.19	Benefit Plans	37
5.20	Environmental Matters	38
5.21	Transactions with Related Persons	38
5.22	Merchants and Vendors	39
5.23	Insurance	39
5.24	Data Protection and Cybersecurity	39
5.25	Certain Business Practices	40
5.26	Investment Company Act	41
5.27	Finders and Brokers	41
5.28	Information Supplied	41
5.29	Independent Investigation	42
5.30	No Additional Representations or Warranties	42
Article VI COVENANTS		42
6.1	Access and Information	42
6.2	Conduct of Business of the Company and the Target Companies during the Interim Period	43
6.3	Conduct of Business of SPAC during the Interim Period	45
6.4	Consolidated Company Financials	47
6.5	SPAC Public Filings	47
6.6	Exclusivity	47
6.7	No Trading	48
6.8	Notification of Certain Matters	48
6.9	Efforts	48
6.10	Further Assurances	50
6.11	The Registration Statement	50
6.12	Consenting Shareholder Approvals	51
6.13	Tax Matters	51
6.14	Public Announcements	53
6.15	Confidential Information	54
6.16	Post-Closing Board of Directors and Officers of Pubco	55
6.17	Indemnification of Directors and Officers; Tail Insurance	55
6.18	Trust Account Proceeds	56
6.19	Registration Rights Agreement	56
6.20	PIPE Financing	56
6.21	Termination of Certain SPAC Agreements	56
6.22	Termination of Certain Agreements	57
6.23	Securities Listing	57
6.24	Equity Incentive Plan and Employee Stock Purchase Plan	57
6.25	Pre-Closing Equity Grants	57
6.26	Company Options	57
6.27	Further Actions	57
6.28	Audited Consolidated Financial Statements	58
Article VII CONDITIONS TO OBLIGATIONS OF THE PARTIES		58
7.1	Conditions to Each Party’s Obligations	58

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7.2	Conditions to Obligations of the Company, Dooboo, SPV Holdco and Pubco	58
7.3	Conditions to Obligations of SPAC	59
7.4	Frustration of Conditions	59
Article VIII TERMINATION AND EXPENSES		60
8.1	Termination	60
8.2	Effect of Termination	61
8.3	Fees and Expenses	61
Article IX WAIVERS AND RELEASES		61
9.1	Waiver of Claims Against Trust	61
Article X MISCELLANEOUS		62
10.1	Notices	62
10.2	Binding Effect; Assignment	63
10.3	Third Parties	63
10.4	Governing Law; Jurisdiction	63
10.5	WAIVER OF JURY TRIAL	63
10.6	Specific Performance	63
10.7	Severability	64
10.8	Amendment	64
10.9	Waiver	64
10.10	Entire Agreement	64
10.11	Interpretation	64
10.12	Counterparts	65
10.13	No Recourse	65
10.14	Non-Survival of Representations, Warranties and Covenants	65
10.15	Legal Representation	65
Article XI DEFINITIONS		66
11.1	Certain Definitions	66
11.2	Section References	75

INDEX OF ANNEXES AND EXHIBITS

Exhibit Description

Exhibit A – Reorganization Steps

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Form of Amended and Restated Memorandum and Articles of Association of Pubco

Exhibit D – Form of Second Amended and Restated Certificate of Incorporation of the SPAC Surviving Company

Exhibit E – Form of Amended and Restated Bylaws of the SPAC Surviving Company

Exhibit F – Form of Equity Incentive Plan of Pubco

Exhibit G – Form of Employee Stock Purchase Plan of Pubco

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of November 9, 2021 by and among: (i) Rosecliff Acquisition Corp I, a Delaware corporation (“SPAC”), (ii) GT Gettaxi Limited, a Cyprus corporation (the “Company”), (iii) GT Gettaxi ListCo, a Cayman Islands exempted company (“Pubco”), (iv) GT Gettaxi SPV, a Cayman Islands exempted company ( “SPV Holdco”), (v) GT Gettaxi Merger Sub 1, a Cayman Islands exempted company (“Merger Sub I”), (vi) Gett Merger Sub, Inc., a Delaware corporation (“Merger Sub II”), and (vii) Dooboo Holding Limited, a Cyprus corporation (“Dooboo”). SPAC, the Company, Pubco, SPV Holdco, Merger Sub I, Merger Sub II and Dooboo are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the closing of the transactions contemplated by this Agreement (the “Closing”), the Company shall cause the steps set forth on Exhibit A (the “Reorganization Steps”) to be taken and, as a result, the Target Companies shall hold all of the assets, liabilities and business of the Company (the “Target Business” and such transactions, collectively, the “Reorganization”).

WHEREAS, each of Pubco, SPV Holdco, Merger Sub I and Merger Sub II is a newly formed, wholly owned, direct or indirect, Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents (including the Mergers, the “Transactions”);

WHEREAS, at the time of Closing, Merger Sub I will be an entity disregarded as separate from Pubco for U.S. federal income tax purposes;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Act and the DGCL, the Parties desire and intend to effect a business combination transaction pursuant to which, among other things, (a) Pubco will acquire all of the issued and outstanding ordinary shares, par value $0.01 per share, of Pubco (“Pubco Ordinary Shares”) held by Dooboo from Dooboo in exchange for such par value in cash (the “Aggregate Par Value” and such acquisition, the “Share Acquisition”), (b) following Pubco’s receipt of the PIPE Financing Amount (as defined below) and issuance of Pubco Ordinary Shares in exchange for the PIPE Financing Amount, SPV Holdco will merge with and into Merger Sub I (the “SPV Holdco Merger”), as a result of which (i) the separate corporate existence of SPV Holdco will cease and Merger Sub I will continue as the surviving company and a wholly owned, direct Subsidiary of Pubco, and (ii) each ordinary share, par value $0.01 per share, of SPV Holdco (“SPV Holdco Ordinary Shares”) issued and outstanding as of immediately prior to the SPV Merger Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive Pubco Ordinary Shares in accordance with the terms of this Agreement and (c) following the consummation of the SPV Holdco Merger, Merger Sub II will merge with and into SPAC (the “SPAC Merger” and, together with the SPV Holdco Merger, the “Mergers”), as a result of which (i) the separate corporate existence of Merger Sub II will cease and SPAC will continue as the surviving company and a wholly owned, direct Subsidiary of Pubco and (ii) each security of SPAC issued and outstanding immediately prior to the SPAC Merger Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco in accordance with the terms of this Agreement;

WHEREAS, in connection with the Mergers, the Parties desire for Pubco to (i) register the issuance of Pubco Ordinary Shares to Legacy SPAC Holders and Legacy SPV Holders with the SEC and (ii) become a publicly traded company on NASDAQ or another mutually agreeable national stock exchange;

WHEREAS, the Board of Directors of SPAC has unanimously (a) determined that the Transactions are fair, advisable and in the best interests of SPAC and its stockholders, (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, (c) recommended, among other things, the approval of the Shareholder Approval Matters by the holders of SPAC Common Stock entitled to vote thereon or consent thereto at the Special Stockholder Meeting and (d) directed that this Agreement and the Shareholder Approval Matters be submitted to the SPAC’s stockholders for their approval;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that the Transactions are fair, advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and (c) recommended, among other things, the approval of the Transactions by the shareholders of the Company;

WHEREAS, the Board of Directors of Dooboo (the “Dooboo Board”) has unanimously (a) determined that the Transactions are fair, advisable and in the best interests of Dooboo and its shareholders, (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and (c) recommended, among other things, the approval of the Transactions by the shareholders of the Dooboo;

WHEREAS, the Board of Directors of Pubco (the “Pubco Board”) has unanimously (a) determined that the Transactions are in the best interests of Pubco and (b) approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of SPV Holdco has unanimously (a) determined that the Transactions are in the best interests of SPV Holdco and (b) approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of Merger Sub I has unanimously (a) determined that the Transactions are in the best interests of Merger Sub I and (b) approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of Merger Sub II has unanimously (a) determined that the Transactions are in the best interests of Merger Sub II and (b) approved this Agreement and the Transactions;

WHEREAS, Dooboo, as the sole shareholder of SPV Holdco prior to the Reorganization and the sole shareholder of Pubco prior to the Share Acquisition, has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the SPV Holdco Merger, and has adopted this Agreement;

WHEREAS, Pubco, as the sole shareholder of Merger Sub I and the sole shareholder of Merger Sub II, has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the SPV Holdco Merger and the SPAC Merger, and has adopted this Agreement;

WHEREAS, in furtherance of the Transactions and in accordance with the terms hereof, SPAC will provide holders of shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Class A Common Stock”) an opportunity to redeem their outstanding shares of SPAC Class A Common Stock on the terms and subject to the conditions set forth in this Agreement and SPAC’s Governing Documents in connection with obtaining the SPAC Stockholder Approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and Pubco entered into subscription agreements, dated as of the date hereof (as amended or modified from time to time, collectively, the “Initial Subscription Agreements”), with certain (i) Affiliates of SPAC and (ii) Affiliates and other equityholders of the Company and/or Dooboo (collectively, the “Initial Subscribers”), pursuant to which, among other things, each Initial Subscriber has agreed to subscribe for and purchase on the Closing Date immediately prior to the SPV Holdco Merger, and Pubco has agreed to issue and sell to each such Initial Subscriber on the Closing Date immediately prior to the SPV Holdco Merger, the number of Pubco Ordinary Shares set forth in the applicable Initial Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Initial Subscription Agreements, collectively, the “Initial PIPE Financing Amount”), in each case, on the terms and subject to the conditions set forth in the applicable Initial Subscription Agreement;

WHEREAS, following the date hereof and prior to Closing, SPAC and Pubco may enter into additional subscription agreements (as amended or modified from time to time, collectively, the “Pre-Closing Subscription Agreements” and, together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain investors (collectively, the “Pre-Closing Subscribers” and, together with the Initial Subscribers, the “Subscribers”), pursuant to which, among other things, each Pre-Closing Subscriber is expected to agree to subscribe for and purchase on the Closing Date immediately prior to the SPV Holdco Merger, and Pubco is expected to agree to issue and sell to each such Pre-Closing Subscriber on the Closing Date immediately prior to the SPV Holdco Merger, the number of shares of Pubco Ordinary Shares set forth in the applicable Pre-Closing Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Pre-Closing Subscription Agreements, collectively, the “Pre-Closing PIPE Financing Amount” and, together with the Initial PIPE Financing Amount, the “PIPE Financing Amount”), in each case, on the terms and subject to the conditions set forth in the applicable Pre-Closing Subscription Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Merger, Pubco, SPAC, Rosecliff Acquisition Sponsor I LLC, a Delaware limited liability company (“Sponsor”), and SPAC’s officers and directors executed a Sponsor Support Agreement, dated as of the date hereof, (the “Sponsor Support Agreement”), pursuant to which, among other things, (i) Sponsor and SPAC’s officers and directors have agreed to vote to adopt and approve this Agreement and the Transactions, including the SPAC Merger, (ii) Sponsor has agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of SPAC or any other anti-dilution or similar protection with respect to the shares of Class B Common Stock held by the Sponsor (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), (iii) Sponsor has agreed to defer the vesting of twenty-five percent (25%) of the Pubco Ordinary Shares it receives upon the conversion of the shares of Class B common stock, par value $0.0001 per share, of SPAC (“SPAC Class B Common Stock” and, together with the SPAC Class A Common Stock, “SPAC Common Stock”) held by Sponsor in connection with the Merger as described herein until, and subject to, the occurrence of certain price targets set forth in the Sponsor Support Agreement, and (iv) Sponsor has agreed to certain restrictions on the transfer of shares of SPAC Common Stock and SPAC Warrants held by Sponsor in each case on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Mergers, SPAC, the Company, Dooboo, Pubco and the Consenting Shareholders party thereto executed a Company Support Agreement, dated as of the date hereof (the “Company Support Agreement”), pursuant to which, among other things, such Consenting Shareholders have agreed, among other things, to vote to adopt and approve this Agreement and the Transactions;

WHEREAS, in connection with the Merger, Pubco, Sponsor, certain stockholders of SPAC, certain stockholders of the Company and certain Legacy SPV Holders will execute and be party to a Registration Rights Agreement (the “Registration Rights Agreement”), attached as Exhibit B hereto, to be entered into at and effective upon the Closing;

WHEREAS, in connection with the Merger, Pubco shall adopt the amended and restated memorandum and articles of association (the “A&R Articles of Association”) substantially in the form attached as Exhibit C hereto;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) (A) each of the Mergers qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (B) the Mergers, together with the PIPE Financing, qualify as a transaction described in Section 351(a) of the Code, (ii) the Mergers should not result in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Pubco following the Mergers that does not enter into a five-year gain recognition agreement (“GRA”) in the form provided in Treasury Regulation Section 1.367(a)-8(c)), (iii) SPV Holdco, the Legacy SPAC Holders and the Subscribers will be in “control” of Pubco within the meaning of Sections 351(a) and 368(c) of the Code immediately following the Mergers and the PIPE Financing, (iv) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (v) Pubco, SPV Holdco, SPAC and Merger Sub II will be parties to the applicable “reorganization” with the meaning of Section 368(b) of the Code (the statements in (i) through (v) together, the “Intended U.S. Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
SHARE ACQUISITION

1.1 Acquisition of Pubco Ordinary Shares. At the Closing, and subject to and upon the terms and conditions of this Agreement and the Governing Documents of Pubco, (a) Dooboo shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from Dooboo, all of the issued and outstanding Pubco Ordinary Shares held by Dooboo, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws) and together with all rights attaching to them at the Closing and (b) the Pubco Ordinary Shares purchased pursuant to clause (a) shall be canceled automatically and cease to be outstanding, and Dooboo shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in Section 1.2.

1.2 Consideration. At the Closing, and subject to and upon the terms and conditions of this Agreement and the Governing Documents of Pubco, in exchange for the Pubco Ordinary Shares sold pursuant to Section 1.1, Pubco shall pay or cause to be paid to Dooboo (or its designee) the Aggregate Par Value.

Article II
THE MERGERS

2.1 The Mergers.

(a) SPV Holdco Merger. At the SPV Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the Cayman Act, SPV Holdco shall be merged with and into Merger Sub I, with Merger Sub I being the surviving entity in the SPV Holdco Merger (hereinafter referred to for the periods at and after the SPV Merger Effective Time as the “SPV Surviving Company”). Upon consummation of the SPV Holdco Merger, the separate corporate existence of SPV Holdco shall cease, SPV Holdco will be struck off the Register of Companies in the Cayman Islands and Merger Sub I, as the SPV Surviving Company, shall continue its corporate existence under the Cayman Act as a wholly owned Subsidiary of Pubco. Pubco shall not own any shares in SPV Holdco prior to the SPV Holdco Merger.

(b) SPAC Merger. At the SPAC Merger Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the DGCL, Merger Sub II shall be merged with and into SPAC, with SPAC being the surviving entity in the SPAC Merger (hereinafter referred to for the periods at and after the SPAC Merger Effective Time as the “SPAC Surviving Company” and, together with the SPV Surviving Company, the “Surviving Companies”). Upon consummation of the SPAC Merger, the separate corporate existence of Merger Sub II shall cease and SPAC, as the SPAC Surviving Company, shall continue its corporate existence under the DGCL as a wholly owned Subsidiary of Pubco.

2.2 Effective Time.

(a) SPV Merger Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Merger Sub I and SPV Holdco shall execute a plan of merger (the “Plan of Merger”) and file the Plan of Merger and any other documents required to effect the SPV Holdco Merger pursuant to the Cayman Act with the Registrar of Companies in the Cayman Islands (the “Registrar”) in accordance with Section 233 of the Cayman Act. The SPV Holdco Merger shall become effective at the time specified in the Plan of Merger in accordance with the Cayman Act (the “SPV Merger Effective Time”); provided, that, for the avoidance of doubt, the SPV Merger Effective Time shall in all events be one hour subsequent to Pubco’s receipt of the PIPE Financing Amount, which shall be a condition to the closing of the SPV Holdco Merger.

(b) SPAC Merger Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Merger Sub II and SPAC shall execute a certificate of merger (the “Merger Certificate”) and file the Certificate of Merger and any other documents required to effect the SPAC Merger pursuant to the DGCL with the Secretary of State of the State of Delaware, in accordance with the DGCL. The SPAC Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub II and SPAC in writing and specified in the Merger Certificate (the “SPAC Merger Effective Time” and, together with the SPV Merger Effective Time, the “Effective Time”); provided, that for the avoidance of doubt, the SPAC Merger Effective Time shall in all events be one hour subsequent to the SPV Merger Effective Time, and the SPV Holdco Merger shall be a condition to the closing of the SPAC Merger.

2.3 Closing. The Closing shall occur no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date as the Parties may agree in writing; provided that the Closing shall occur no earlier than three (3) Business Days following the completion of the Reorganization. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” The Closing shall take place virtually or at such place as the Parties may agree in writing, and at such time as the Parties shall agree in writing.

2.4 Effects of the Mergers.

(a) Effects of the SPV Holdco Merger. At the SPV Merger Effective Time, the SPV Holdco Merger shall have the effects set forth in this Agreement and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the SPV Merger Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of Merger Sub I and SPV Holdco shall vest in the SPV Surviving Company, and all contracts, claims, debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub I and SPV Holdco shall become the contracts, claims, debts, liabilities, obligations, restrictions, disabilities and duties of the SPV Surviving Company in accordance with the Cayman Act.

(b) Effects of the SPAC Merger. At the SPAC Merger Effective Time, the SPAC Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Merger Sub II and SPAC shall vest in the SPAC Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Merger Sub II and SPAC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the SPAC Surviving Company in accordance with the DGCL.

2.5 Governing Documents of the Surviving Companies.

(a) SPV Surviving Company Governing Documents. At the SPV Merger Effective Time, the memorandum and articles of association of Merger Sub I as in effect immediately prior to the SPV Merger Effective Time shall be the memorandum and articles of association of the SPV Surviving Company until thereafter amended in accordance with its terms or applicable Law.

(b) SPAC Surviving Company Governing Documents. At the SPAC Merger Effective Time, SPAC’s amended and restated certificate of incorporation and bylaws shall be amended and restated substantially in the forms attached hereto as Exhibit D and Exhibit E (with such changes as may be agreed in writing by the Company and SPAC), respectively, and such shall be the Governing Documents of the SPAC Surviving Company until thereafter amended as provided therein and under the DGCL.

2.6 Directors and Officers.

(a) Directors and Officers of the SPV Surviving Company.

(i)   At the SPV Merger Effective Time, the parties shall take all actions necessary to ensure that, from and after the SPV Merger Effective Time, the Persons identified on Section 2.6(a) of the Company Disclosure Schedule shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(a) of the Company Disclosure Letter), as applicable, of the SPV Surviving Company, each to hold office in accordance with the Governing Documents of the SPV Surviving Company and the Cayman Act.

(b) Directors and Officers of the SPAC Surviving Company. At the SPAC Merger Effective Time, the parties shall take all actions necessary to ensure that, from and after the SPAC Merger Effective Time, the Persons identified on Section 2.6(b) of the Company Disclosure Schedule shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), as applicable, of the SPAC Surviving Company, each to hold office in accordance with the Governing Documents of the SPAC Surviving Company and the DGCL.

(c) Directors and Officers of Pubco. The Parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Pubco in accordance with the provisions of Section 6.16 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(c) of the Company Disclosure Letter), as applicable, of Pubco, each to hold office in accordance with the Governing Documents of Pubco and the Cayman Act.

2.7 Taking of Necessary Action; Further Action. If, at any time after the SPV Merger Effective Time or the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest (i) the SPV Surviving Company with full right, title and possession to all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Merger Sub I and SPV Holdco or (ii) the SPAC Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub II and SPAC, the officers and directors of Pubco and the applicable Surviving Company are fully authorized in the name of such Surviving Company to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement or applicable provisions of the Cayman Act or the DGCL.

2.8 Release of Funds from Trust Account. Subject to the terms and conditions of the Trust Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to cause the funds held in the Trust Account to be released simultaneously with, or as promptly as practicable after, the Closing.

2.9 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, it is intended that (i) (A) each of the Mergers qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (B) the Mergers, together with the PIPE Financing, qualify as a transaction described in Section 351(a) of the Code, (ii) the Mergers should not result in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Pubco following the Mergers that does not enter into a five-year GRA in the form provided in Treasury Regulations Section 1.367(a)-8(c)), (iii) SPV Holdco, the Legacy SPAC Holders and the Subscribers will be in “control” of Pubco within the meaning of Sections 351(a) and 368(c) of the Code immediately following the Mergers and the PIPE Financing, (iv) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code with respect to each of the Mergers and (v) Pubco, SPV Holdco, SPAC and Merger Sub II will be parties to the applicable “reorganization” with the meaning of Section 368(b) of the Code.

Article III
EFFECT OF THE MERGERS ON SHARE CAPITAL, CAPITAL STOCK AND EQUITY AWARDS

3.1 Effect of Merger on SPV Holdco Ordinary Shares.

(a) Conversion of SPV Holdco Ordinary Shares. At the SPV Merger Effective Time, by virtue of the SPV Holdco Merger and without any action on the part of any Party or the holders of securities of SPV

Holdco or Pubco, each issued and outstanding SPV Holdco Ordinary Share (other than those described in Section 3.1(b) below) shall be converted automatically into the right of the holder thereof to receive (i) a number of Pubco Ordinary Shares as determined and issuable in accordance with Section 3.2(a) (the “Closing Shares”) and (ii) a number of Pubco Ordinary Shares as determined and issuable in accordance with Section 3.2(b) (collectively, the “Deferred Shares”), and all SPV Holdco Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of SPV Holdco Ordinary Shares (evidenced by entry in the register of members of SPV Holdco) immediately prior to the SPV Merger Effective Time shall cease to have any rights with respect to such shares, except the right to receive the applicable consideration described in this Section 3.1(a) into which such SPV Holdco Ordinary Shares shall have been converted or as otherwise provided herein or by Law.

(b) Cancellation of Capital Shares Owned by SPV Holdco. At the SPV Merger Effective Time, if there are any shares of SPV Holdco that are owned by SPV Holdco as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

3.2 Closing and Deferred Consideration.

(a) Closing Shares.

(i)   At the SPV Merger Effective Time, the Legacy SPV Holders shall be entitled to receive a number of Closing Shares equal to, in the aggregate, the SPV Closing Consideration. Each Legacy SPV Holder that has complied with the procedures described in Section 3.8(b) shall be entitled to receive, and Pubco shall issue or cause to be issued to such Legacy SPV Holder, upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents, as applicable, the number of Closing Shares equal to the product of (a) such Legacy SPV Holder’s Base Allocation Percentage or, in the case of the Company, the aggregate Base Allocation Percentage of each equityholder of the Company, in each case, as set forth on the Allocation Schedule, multiplied by (b) the SPV Merger Consideration. For the avoidance of doubt, in no event shall the aggregate number of Closing Shares issued pursuant to this Section 3.2(a) exceed the SPV Closing Consideration.

(ii) Notwithstanding anything to the contrary contained herein, no fraction of a Closing Share will be issued, and each Person who would otherwise be entitled to a fraction of a Closing Share (after aggregating all fractional Closing Shares that otherwise would be received by such holder) shall receive from Pubco, in lieu of such fractional share: (a) one Closing Share if the fraction of a Closing Share to which such Person would otherwise be entitled to is equal to or exceeds 0.50; or (b) no Closing Shares if the fraction of a Closing Share to which such Person would otherwise be entitled to is less than 0.50.

(b) Deferred Shares.

(i)   Promptly (but in any event within ten (10) Business Days) after the occurrence of the Deferred Issuance Date, each Legacy SPV Holder shall be entitled to receive, and Pubco shall issue or cause to be issued to such Legacy SPV Holder, upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents, as applicable, a number of Deferred Shares (if any) equal to the remainder of (a) the product of (1) such Legacy SPV Holder’s Final Allocation Percentage or, in the case of the Company, the aggregate Final Allocation Percentage of each equityholder of the Company, in each case, as set forth on the Allocation Schedule multiplied by (2) the SPV Merger Consideration minus (b) the number of Closing Shares received by such Legacy SPV Holder pursuant to Section 3.2(a). For the avoidance of doubt, in no event shall the aggregate number of Deferred Shares issued pursuant to this Section 3.2(b) exceed the SPV Deferred Consideration.

(ii) At all times during the Deferred Consideration Period, Pubco shall (a) keep available for issuance number of unissued Pubco Ordinary Shares equal to the SPV Deferred Consideration and (b) take all actions required to increase the authorized number of Pubco Ordinary Shares if at any time there shall be insufficient unissued Pubco Ordinary Shares to permit such reservation. Each Legacy SPV Holder shall be entitled to receive, without interest, (x) on the Deferred Issuance Date the amount of all dividends or other distributions with a record date after the Closing Date previously paid or payable on a number of Pubco Ordinary Shares equal to the number of Deferred Shares issued to such Legacy SPV Holder, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date and payable after the Deferred Issuance Date on a number of Pubco Ordinary Shares equal to the number of Deferred Shares issued to such Legacy SPV Holder.

(iii) The number of Deferred Shares issuable pursuant to Section 3.2(b) shall be equitably adjusted on account of any subdivision, share split or consolidation, capitalization, share dividend, reorganization, combination, reclassification or similar equity restructuring transaction or any changes in the Pubco Ordinary Shares as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving Pubco. Any adjustment under this Section 3.2(b)(iii) shall become effective at the close of business on the date the subdivision, share split or consolidation, capitalization, share dividend combination, reclassification, combination, recapitalization or similar transaction becomes effective.

(iv) Pubco shall take such actions as are reasonably requested by the Legacy SPV Holders to evidence the issuances pursuant to this Section 3.2(b), including through the provision of an updated register of members showing such issuances (as certified by an officer of Pubco responsible for maintaining such register to the applicable registrar or Exchange Agent).

(v) Notwithstanding anything to the contrary contained herein, no fraction of a Deferred Share will be issued, and each Person who would otherwise be entitled to a fraction of a Deferred Share (after aggregating all fractional Deferred Shares that otherwise would be received by such holder) shall receive from Pubco, in lieu of such fractional share: (a) one Deferred Share if the fraction of a Deferred Share to which such Person would otherwise be entitled to is equal to or exceeds 0.50; or (b) no Deferred Shares if the fraction of a Deferred Share to which such Person would otherwise be entitled to is less than 0.50.

3.3 Treatment of Options.

(a) In connection with the Reorganization, each Target Option (as defined below) that is outstanding, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, in cancellation and settlement thereof, cease to represent an option to purchase shares in Dooboo (a “Target Option”) under the Company Stock Plan or otherwise and shall be converted into an option to purchase shares in SPV Holdco (such option, an “SPV Holdco Option”), the number and class of shares subject to, and the exercise price of, each SPV Holdco Option delivered pursuant to this Section 3.3(a) shall be the same number of shares underlying, and the same exercise price applicable to, the Target Option for which it was exchanged and such SPV Holdco Option shall otherwise be subject to the same terms and conditions including, vesting, forfeiture and expiration provisions, as applied to the corresponding Target Option.

(b) Following the conversion described in Section 3.3(a), and in any event prior to the Closing, all SPV Holdco Options shall automatically convert into SPV Holdco Options covering only SPV Holdco Ordinary Shares in a manner consistent with Section 3.2(a), as if such provisions governed the exchange of shares in Dooboo for shares in SPV Holdco, mutatis mutandis, and that complies with applicable Law, with an exercise price of not less than $7.49 and with a number of SPV Holdco Ordinary Shares subject to such SPV Holdco Option that preserves the intrinsic value of such SPV Holdco Options. Prior to the Closing, the applicable Target Company shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Target Options pursuant to Section 3.3(a) and Section 3.3(b) and take all actions necessary to ensure that, from and after the Closing, the applicable Target Company will not be required to deliver shares or other equity interests of the applicable Target Company to any Person pursuant to or in settlement of Target Options.

(c) At the Closing, each SPV Holdco Option that is outstanding immediately prior to SPV Merger Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, in cancellation and settlement thereof, cease to represent an option to purchase SPV Holdco Ordinary Shares and shall be converted into an option to purchase Pubco Ordinary Shares (such option, an “Exchanged Option”). The number of shares subject to each Exchanged Option delivered pursuant to this Section 3.3(c) shall be determined in a manner consistent with Section 3.2(a) and that complies with applicable Law and such Exchanged Option shall otherwise be subject to the same terms and conditions including, vesting, forfeiture and expiration provisions, as applied to the corresponding SPV Holdco Option. At or prior to the Closing, SPV Holdco shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the SPV Holdco Option pursuant to this Section 3.3(c) and take all actions necessary to ensure that, from and after the Closing, SPV Holdco will not be required to deliver shares or other equity interests of SPV Holdco to any Person pursuant to or in settlement of SPV Holdco Options. For the avoidance of doubt, Pubco shall not issue (or be treated as issuing) any Option having an exercise price less than $7.49 in connection with the Transactions. For the avoidance of doubt, the sum of (i) the SPV Merger Consideration multiplied by $10.00 and (ii) the excess of (A) $10.00 multiplied by the number of Exchanged Options delivered pursuant to this Section 3.3 that are vested as of immediately following the Closing, over (B) the aggregate exercise price of all such Exchanged Options shall be equal to the Base Purchase Price.

3.4 Effect of the SPAC Merger on SPAC Securities.

(a) Conversion of SPAC Securities. Each SPAC Public Unit outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Common Stock and one-third (1/3) of a SPAC Public Warrant in accordance with the terms of the applicable SPAC Public Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 3.4. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC or Pubco:

(i)   SPAC Common Stock. Each issued and outstanding share of SPAC Common Stock (other than those described in Section 3.4(b) below) shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Ordinary Share, following which, all shares of SPAC Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of SPAC Common Stock (evidenced by certificates or book entries) immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such shares, except the right to receive the applicable consideration described in this Section 3.4(a)(i) into which such SPAC Common Stock shall have been converted or as otherwise as provided herein or by Law. Each certificate or book entry formerly representing shares of SPAC Common Stock (other those described in Section 3.4(b) below) shall thereafter represent only the right to receive the applicable number of Pubco Ordinary Shares in accordance with this Section 3.4(a)(i).

(ii) SPAC Warrants. (i) Every issued and outstanding SPAC Public Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Public Warrant, and (ii) every issued and outstanding SPAC Private Warrant shall be converted automatically into the right of the holder thereof to receive one (1) Pubco Private Warrant. At the SPAC Merger Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares. At or prior to the SPAC Merger Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(b) Cancellation of Capital Shares Owned by SPAC. At the SPAC Merger Effective Time, if there are any shares of capital stock of SPAC that are owned by SPAC as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

3.5 Treatment of Securities of Merger Sub I and Merger Sub II.

(a) Treatment of Merger Sub I Ordinary Shares. At the SPV Merger Effective Time, each issued and outstanding ordinary share, par value $0.01 per share, of Merger Sub I shall remain outstanding.

(b) Treatment of Merger Sub II Common Stock. At the SPAC Merger Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub II shall be converted into one share of common stock, par value $0.01 per share, of the SPAC Surviving Company, which shares shall constitute the only outstanding capital stock of the SPAC Surviving Company.

3.6 Exchange of Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Pubco shall appoint an exchange agent acceptable to the other Parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”) for the purpose of exchanging SPAC Securities and SPV Holdco Ordinary Shares, as applicable, for Pubco Securities in accordance with this Article III and shall enter into an agreement acceptable to the other Parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. Promptly following the Effective Time, Pubco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Legacy SPAC Holders and the Legacy SPV Holders, the Pubco Securities (which shall be in non-certificated book-entry form) issuable pursuant to Sections 3.4 and 3.1, as applicable, and delivered pursuant to this Section 3.6 in exchange for outstanding SPV Holdco Ordinary Shares or SPAC Securities (such Pubco Securities, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as practicable after the Effective Time (and in no event later than five (5) Business Days after the Effective Time), Pubco shall cause the Exchange Agent to mail to each Legacy SPAC Holder and Legacy SPV Holder a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the SPV Holdco Ordinary Shares or SPAC Securities as applicable, to the Exchange Agent) for use in effecting the surrender of SPAC Securities or SPV Holdco Ordinary Shares, as applicable, in exchange for Pubco Securities issuable pursuant to Sections 3.4 and 3.1, as applicable, in book-entry form. Upon receipt of a letter of transmittal duly completed and validly executed in accordance with the instructions thereto or an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the applicable Legacy SPAC Holder or Legacy SPV Holder shall be entitled to receive in exchange for its surrendered SPAC Securities or SPV Holdco Ordinary Shares, as applicable, subject to any required withholding Taxes, Pubco Securities issuable pursuant to Sections 3.4 and 3.1, as applicable, without interest (subject to any applicable withholding Tax). The Pubco Securities to be delivered pursuant to Sections 3.4 and 3.1 shall be settled through the Depository Trust Company (“DTC”) and issued in uncertificated book-entry form through the procedures of DTC, unless a physical Pubco Security is required by applicable Law, in which case Pubco shall cause the Exchange Agent to promptly send certificates representing such Pubco Security to such holder. If any of the Pubco Securities issuable pursuant to Sections 3.4 and 3.1 are to be issued to a person other than the person in whose name the SPAC Securities or SPV Holdco Ordinary Shares surrendered in exchange therefor is registered, it shall be a condition of payment that (A) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the issuance of the Pubco Securities issuable pursuant to Sections 3.4 and 3.1 to a person other than the registered holder of the SPAC Securities or SPV Holdco Ordinary Shares surrendered or shall have established to the reasonable satisfaction of Pubco that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged SPAC Securities and SPV Holdco Ordinary Shares. All Pubco Securities issuable pursuant to Sections 3.4 and 3.1 shall be deemed issued and outstanding as of the Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of the SPAC Securities or SPV Holdco Ordinary Shares, as applicable, representing whole Pubco Securities issued in exchange therefor will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Pubco Security.

(d) Transfer Books. At the SPV Merger Effective Time, the register of members of SPV Holdco shall be closed and thereafter there shall be no further registration of transfers on the register of members of the SPV Surviving Company of the SPV Holdco Ordinary Shares that were issued and outstanding immediately prior to the SPV Merger Effective Time. At the SPAC Merger Effective Time, the stock transfer books of SPAC shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the SPAC Surviving Company, as applicable, of the SPAC Securities that were outstanding immediately prior to the SPAC Merger Effective Time.

(e) Termination of Exchange Fund. At any time following the first (1st) anniversary of the Closing Date, Pubco shall be entitled to require the Exchange Agent to deliver to Pubco (or its designee) any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which has not been disbursed in accordance with this Article III and, thereafter, the Persons entitled to receive payment pursuant to this Article III may seek recourse against Pubco (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the delivery of any Pubco Securities issuable pursuant to Sections 3.4 and 3.1 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.6(c), in each case without interest (subject to any applicable withholding Tax), that may be payable upon surrender of any SPV Holdco Ordinary Shares or SPAC Securities, as applicable, held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(f)   No Liability. None of the Exchange Agent, Pubco, the SPV Surviving Company or the SPAC Surviving Company will be liable to any person for any Pubco Securities issuable from the Exchange Fund in accordance with this Section 3.6 or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Pubco free and clear of any claims or interest of any person previously entitled thereto.

(g) Withholding Taxes. Each of Pubco, SPAC, SPV Holdco and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount paid or payable pursuant to this Agreement to any Person, such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that any amounts are so deducted and withheld, and paid over to the appropriate Governmental Authority in accordance with applicable Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of Pubco, SPAC, SPV Holdco and the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify any Person to whom amounts would otherwise be payable of any amounts that it intends to deduct and withhold prior to the payment with respect to which such amounts will be withheld (which notice shall set forth a description of the factual and legal basis for such withholding). The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding) to the extent permitted by applicable Law.

3.7 SPAC Financing Certificate. No sooner than five (5), or later than two (2), Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth the aggregate amount of cash proceeds that will be required to satisfy the Redemption. The Company shall be entitled to rely in all respects on the Financing Certificate.

3.8 Payment of Expenses.

(a) Company Transaction Expenses. No sooner than five (5), or later than two (2), Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth in reasonable detail a list of all of the following fees, costs, expenses and other disbursements incurred by or on behalf of the Company or any Target Company in connection with the preparation, negotiation and execution of this Agreement, the Ancillary Documents or the consummation of the Transactions, including any such amounts that are triggered by or become payable as a result of the Closing (together with reasonable supporting documentation, written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees, costs, expenses or other disbursements are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees, costs, expenses and other disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees, costs, expenses and other disbursements of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of the Company or any Target Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, following the Closing, Pubco shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Legacy SPV Holders.

(b) SPAC Transaction Expenses. No sooner than five (5), or later than two (2), Business Days prior to the Closing Date, SPAC shall provide to the Company a written report setting forth in reasonable detail a list of all fees, costs, expenses and other disbursements incurred by or on behalf of SPAC for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of SPAC in connection with the Transactions or otherwise in connection with SPAC’s operations (together with reasonable supporting documentation, written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding SPAC Transaction Expenses”). On the Closing Date, following the Closing, Pubco shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses. For the avoidance of doubt, the Outstanding SPAC Transaction Expenses shall not include any fees and expenses of Sponsor.

(c) Transaction Expenses. Pubco shall not pay or cause to be paid any Outstanding Company Transaction Expenses or Outstanding SPAC Transaction Expenses other than in accordance with this Section 3.8.

3.9 Satisfaction of Rights. All securities issued upon the surrender of SPAC Securities, SPV Holdco Ordinary Shares or Target Options in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, as applicable; provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Securities so issued in exchange.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company on the date hereof (the “SPAC Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty if specified therein or in another section of the SPAC Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, or (ii) solely in the case of the representations and warranties set forth in this Article IV other than the SPAC Fundamental Representations, the SEC Reports that are available on the SEC’s website through EDGAR on or prior to the date hereof (excluding (a) any disclosures in any risk factors section and any forward-looking statements, disclaimers or other disclosures that are generally predictive or forward-looking in nature and (b) any exhibits or other documents annexed to or incorporated by reference in such SEC Reports), SPAC represents and warrants to the Company, SPV Holdco, Pubco, Merger Sub I and Merger Sub II, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. SPAC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Governing Documents, each as currently in effect. SPAC is not in violation of any provision of its Governing Documents in any material respect.

4.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The SPAC Board, at a duly called and held meeting or in writing as permitted by SPAC’s Governing Documents, has unanimously (i) determined that this Agreement and the Transactions, are advisable, fair to and in the best interests of SPAC and SPAC’s stockholders, (ii) approved and adopted this Agreement, (iii) recommended that SPAC’s stockholders vote in favor of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters (the “SPAC Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the SPAC’s stockholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Section 4.3 of the SPAC Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions, other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.4 Non-Contravention. Except as otherwise described in Section 4.4 of the SPAC Disclosure Schedules, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.5 Capitalization.

(a) As of the date of this Agreement, the issued and outstanding SPAC Securities are set forth in Section 4.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding SPAC preferred shares. All outstanding SPAC Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL, SPAC’s Governing Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 4.5(a) of the SPAC Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, contingent value rights, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth herein, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting or transfer of any shares of SPAC.

(c) SPAC does not have any Indebtedness.

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

4.6 SEC Filings; SPAC Financials; Internal Controls.

(a) Except as set forth in Section 4.6(a) of the SPAC Disclosure Schedules, SPAC, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Share Acquisition Closing. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC, (ii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the IPO (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) and (ii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) the SPAC Public Units, SPAC Class A Common Stock and SPAC Public Warrants are listed on NASDAQ under the tickers “RCLFU,” “RCLF” and “RCLFW,” respectively, (B) SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority, NASDAQ or the SEC with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on NASDAQ, and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of NASDAQ.

(c) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of SPAC are required by GAAP to be included in the financial statements of SPAC.

(e) Except as set forth in Section 4.6(e) of the SPAC Disclosure Schedules, since the IPO, neither SPAC nor SPAC’s independent auditors has identified or been made aware of any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC, (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC or (iv) any written claim or allegation regarding any of the foregoing.

(f)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO or as set forth in Section 4.6(f) of the SPAC Disclosure Schedules, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h) To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.7 Absence of Certain Changes. As of the date of this Agreement, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since the IPO, not been subject to a Material Adverse Effect and (c) since June 30, 2021, not taken or agreed to take any action that would be prohibited by Section 6.3 if such action were taken on or after the date hereof without the consent of the Company.

4.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on SPAC or on the ability of SPAC to enter into and perform its obligations under this Agreement or that in any manner seeks to prevent, enjoin, alter or materially delay the Transactions. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

4.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are to its Knowledge true, accurate, correct and complete in all material respects. SPAC has timely paid, or caused to be paid, all material Taxes required to its Knowledge to be paid, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP.

(b) SPAC has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by SPAC have been withheld and timely paid over to the appropriate Governmental Authority.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against SPAC, in respect of any material Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP).

(d) There are no material Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return.

(e) No claim in relation to Tax has been made in the preceding three (3) years against SPAC by a Governmental Authority in a jurisdiction where SPAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) SPAC does not have any Liability for the Taxes of another Person (other than any Target Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or successor. SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority) (other than any (i) such agreement with respect to which any of the Company and any Target Company are the only parties, or (ii) customary commercial contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(g) The SPAC is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(h) The SPAC has not requested any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, which such request is currently outstanding.

(i)   SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(j)   During the two (2)-year period ending on the date of this Agreement, SPAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(k) Each SPAC stockholder will receive securities in Pubco equal to the fair market value of equity interests in SPAC transferred to Pubco.

(l)   To the knowledge of SPAC, following the Closing, Pubco will not be either (i) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(m) SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. SPAC is not aware of any plan or intention to cause Pubco or SPAC to be liquidated (for U.S. federal income tax purposes) following the Transactions. To the knowledge of SPAC, no Legacy SPAC Holder, Legacy SPV Holder or investor in the PIPE Financing has entered into, or has any current plan or intention to enter into, any Contract, agreement, commitment or arrangement to dispose of any Pubco Securities received in the Transactions (including for the avoidance of doubt, the PIPE Financing).

(n) To the knowledge of SPAC, at the Closing and immediately following the Closing, the authorized and outstanding share capital of Pubco will solely consist of (a) Pubco Ordinary Shares issued to the Subscribers, Legacy SPV Holders and Legacy SPAC Holders in connection with the Closing, (b) Pubco Public Warrants, (c) Pubco Private Warrants and (d) Exchanged Options having an exercise price of not less than $7.49.

4.11 Employees and Employee Benefit Plans. SPAC does not (a) have, nor has ever had, any paid employees or (b) maintain, sponsor, contribute nor has ever maintained, sponsored, contributed to or otherwise have or had any Liability under, any Benefit Plans. Except as set forth on Section 4.11 of the SPAC Disclosure Schedules, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from SPAC to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Section 4.13 of the SPAC Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding capital stock as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Section 4.16 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

4.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither SPAC nor any of its directors or officers, nor, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

4.18 Insurance. Section 4.18 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to SPAC.

4.19 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or the Target Companies or any of their respective Affiliates.

4.20 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and the Target Companies, and SPAC acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Target Companies for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Target Companies set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company and the Target Companies for the Registration Statement; and (b) neither the Company nor the Target Companies, nor their respective Representatives, have made any representation or warranty as to the Company, the Target Companies or this Agreement, except as expressly set forth in this Agreement (subject to the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

4.21 Trust Account. As of the date hereof, SPAC has an amount of assets in the Trust Account of not less than Two Hundred and Fifty-Three Million Dollars ($253,000,000). The funds held in the Trust Account are invested in U.S. government securities with a maturity of one hundred and eighty-five (185) days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of SPAC, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Section 4.21 of the SPAC Disclosure Schedules or Taxes, (ii) the SPAC’s stockholders prior to the Effective Time who shall have elected to redeem their SPAC Class A Common Stock pursuant to the SPAC’s Governing Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination, or (iii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC’s stockholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Class A Common Stock pursuant to the SPAC’s Governing Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account.

4.22 No Additional Representations or Warranties. Except as provided in this Article IV, neither SPAC nor any of its Affiliates or Representatives has made, or is making, any representation or warranty whatsoever to the other Parties hereto or their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to the other Parties hereto or their respective Affiliates. Without limiting the foregoing, the Company and the Target Companies acknowledge that they and their advisors have made their own investigation of SPAC.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty if specified therein or another section of the Company Disclosure Schedule, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, the Company hereby represents and warrants to SPAC as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of Cyprus and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is, and following the Reorganization will be, a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has, and will, following the Reorganization, have all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Target Company is, and following the Reorganization will be, duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, or where the failure to be so qualified or licensed or in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates would individually or in the aggregate reasonably be expected to be material to the Company and the Target Companies, taken as a whole, or the ability of the Company and the Target Companies to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. The Company has provided to SPAC accurate and complete copies of the Governing Documents of the Company and each Target Company, each as amended to date and as currently in full force and effect. Neither the Company nor any Target Company is in violation of any provision of its Governing Documents in any material respect.

5.2 Authorization; Binding Agreement. The Company has, and each of the Target Companies has or following the Reorganization will have, all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party at the time of such execution and delivery, to perform the Company’s or such Target Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Requisite Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company or a Target Company is or is required to be a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors and shareholders of the Company or such Target Company (as applicable) in accordance with the Company’s or such Target Company’s Governing Documents and any applicable Law and (b) other than the Requisite Company Shareholder Approval, no other corporate proceeding on the part of the Company or such Target Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company or any Target Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company or such Target Company, as applicable, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto (other than the Company and the Target Companies), constitutes, or when delivered shall constitute, the valid and binding obligation of the Company or such Target Company, as applicable, in each case, enforceable against the Company and such Target Companies in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of (i) 514,498,402 ordinary shares, par value €0.00002 per share, of the Company (“Company Ordinary Shares”), of which 48,122,273 are outstanding, (ii) 100,000,000 Series A preference shares, par value €0.00002 per share, of the Company, of which 96,006,032 are outstanding and are convertible into Company Ordinary Shares on a 1:1 basis, (iii) 88,277,629 Series B preference shares, par value €0.00002 per share, of the Company, of which 77,129,071 are outstanding and are convertible into Company Ordinary Shares on a 1:1 basis, (iv) 110,735,514 Series C preference shares, par value €0.00002 per share, of the Company, of which 87,834,456 are outstanding and are convertible into Company Ordinary Shares on a 1:1 basis, and (v) 120,420,069 Series D preference shares, par value €0.00002 per share, of the Company, of which 120,420,069 are outstanding and are convertible into Company Ordinary Shares on a 1:1 basis. The foregoing represents all of the issued and outstanding shares of capital stock of the Company as of the date of this Agreement. All of the issued shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Law Cap 113 of the statute laws of the Republic of Cyprus, any other applicable Law, the Company’s Governing Documents or any Contract to which the Company is a party or by which the Company or its securities are bound.

(b) Except as set forth on Section 5.3(b) of the Company Disclosure Schedules, neither the Company nor any Target Company currently has, and no Target Company has had, since its formation, any stock option or other equity incentive plans. Except as set forth on Section 5.3(b) of the Company Disclosure Schedules or as contemplated by the applicable Governing Documents, there are no, and following the Reorganization will not be any, options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company or preemptive rights or rights of first refusal or first offer, nor are there, nor following the Reorganization will there be any, Contracts, commitments, arrangements or restrictions to which the Company, any Target Company or, to the Knowledge of the Company, any of their respective Affiliates is a party or bound relating to any equity securities of the Company or any Target Company, whether or not outstanding. There are no, and following the Reorganization there will not be any, outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or any Target Company. Except as set forth on Section 5.3(b) of the Company Disclosure Schedules, there are no, and following the Reorganization, there will not be any, voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting or transfer of any Company Ordinary Shares or any equity interests of the Target Companies. Except as set forth in the Company’s Governing Documents, there are no outstanding contractual obligations of the Company or any Target Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company or any Target Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company and each Target Company have been granted, offered, sold and issued in compliance with all applicable Laws in all material respects. Except as set forth on Section 5.3(b) of the Company Disclosure Schedules, as a result of the consummation of the transactions contemplated by this Agreement or the Reorganization, no equity interests of the Company or any Target Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company or any Target Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth on Section 5.3(c) of the Company Disclosure Schedules, since January 1, 2018, neither the Company nor any Target Company has declared or paid any distribution or dividend in respect of its equity interests nor has the Company nor any Target Company repurchased, redeemed or otherwise acquired any equity interests of the Company or any Target Company, and the boards of directors (or similar governing body, as applicable) of the Company and the Target Companies have not authorized any of the foregoing. Except as set forth on Section 5.3(c) of the Company Disclosure Schedules, or as contemplated by the applicable Governing Documents, neither the Company nor any Target Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to the Company or a Target Company, as applicable.

(d) Following the Reorganization, the Company and the other equityholders of Dooboo as of immediately prior to the Reorganization (collectively, the “Legacy Dooboo Holders”) will own good, valid and marketable title to all of the issued and outstanding SPV Holdco Ordinary Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws or SPV Holdco’s Governing Documents). Following the Reorganization, there will be no voting trusts, proxies, shareholder agreements or any other written agreements or understandings, to which the Legacy Dooboo Holders will be a party or by which the Legacy Dooboo Holders will be bound, with respect to the voting or transfer of any of the SPV Holdco Ordinary Shares other than this Agreement, SPV Holdco’s Governing Documents and the Shareholder Support Agreement.

5.4 Subsidiaries. Section 5.4 of the Company Disclosure Schedules sets forth the name of each Target Company, and with respect to each such Target Company (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof as of the date of this Agreement. The foregoing represents all of the issued and outstanding equity interests of the Target Companies as of the date of this Agreement. All of the outstanding equity securities of each Target Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and, as of the date of this Agreement, are owned, directly or indirectly, by the Company, and after the Reorganization, will be owned, directly or indirectly, by SPV Holdco, in each case, free and clear of all Liens (other than those, if any, imposed by such Target Company’s Governing Documents or applicable Laws). Except for the equity interests of the Target Companies listed on Section 5.4 of the Company Disclosure Schedules, the Company does not (and, following the Reorganization, SPV Holdco will not) own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to or make any loan or capital contribution to any other Person.

5.5 Governmental Approvals. Except as otherwise described in Section 5.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company or any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this Agreement or any Ancillary Documents to which the Company or such Target Company is or required to be a party or otherwise bound, or the consummation by the Company or the Target Companies of the Transactions (including, for the avoidance of doubt, the Reorganization), other than (a) any filings required with NASDAQ or the SEC with respect to the Transactions, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, (c) the applicable requirements of any Antitrust Laws and the expiration or termination of the required waiting periods, or the receipt of other Consents, thereunder, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Company or Target Companies, taken as a whole, or the ability of the Company or any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.6 Non-Contravention. Except as otherwise described in Section 5.6 of the Company Disclosure Schedules and subject to obtaining the Requisite Company Shareholder Approval, the execution and delivery by the Company or any Target Company, as applicable, of this Agreement and each Ancillary Document to which the Company or any Target Company is or is required to be a party, and the consummation by the Company or any Target Company of the Transactions (including, for the avoidance of doubt, the Reorganization) and compliance by the Company or any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s or any Target Company’s Governing Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company or any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any Target Company under (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect on the Company.

5.7 Sufficiency of Assets.

(a) After giving effect to the Reorganization, the properties, assets, personnel and rights of the Target Companies, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Reorganization, will constitute all the properties, assets, personnel and rights used, and intended to be used in, and all such properties, assets, personnel and rights as are necessary and sufficient in the conduct of, the Target Business immediately after the Closing independent of the Company in substantially the same manner as currently conducted by the Company. Following the consummation of the Reorganization, none of the Company, any of its Subsidiaries or any of their respective Affiliates (other than the Target Companies) will own any assets used in the Target Business.

(b) At the SPV Merger Effective Time, the Target Companies will have good and valid title to, or valid leases, licenses or rights to use, all assets described in Section 5.7(a), free and clear of all Liens, other than Permitted Liens.

(c) Except as set forth in Section 5.7(a) of the Company Disclosure Letter, immediately after consummation of the Reorganization, except for this Agreement or as contemplated by the Reorganization, (i) the Target Companies will owe no obligations or have any liabilities to the Company and its Subsidiaries (other than the Target Companies) and (ii) there will be no contracts between the Target Companies, on the one hand, and the Company and its Subsidiaries (other than the Target Companies), on the other hand.

5.8 Financial Statements.

(a) The Company has made available to SPAC a true and complete copy of (i) the unaudited consolidated balance sheet of the Company as of December 31, 2020 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company for the fiscal year then ended, together with all related notes and schedules thereto, and (ii) the audited consolidated balance sheet of the Company as of December 31, 2019 and the related audited consolidated statements of income, changes in stockholders’ equity and cash flows of the Company for the fiscal year then ended, together with all related notes and schedules thereto, accompanied by the report thereon of Ernst & Young, LLP (clauses (i) and (ii), the “Consolidated Company Financials”). The Consolidated Company Financials (i) have been prepared from the books and records of the Company or the Target Companies as of the times and for the periods referred to therein, (ii) have been prepared in accordance with IFRS, consistently applied throughout and among the periods involved, and (iii) fairly present in all material respects the consolidated financial position of the Company and the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and the Target Companies for the periods indicated.

(b) The Company and each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are in accordance with applicable Law and provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company or such Target Company and to maintain accountability for the Company’s or such Target Company’s assets, (iii) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (iv) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Company and the Target Companies fairly present in all material respects the financial position, results of operations and cash flows of the Company and the Target Companies and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. Neither the Company nor any Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company or any Target Company. In the past three (3) years, neither the Company nor any Target Company or their respective Representatives has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any Target Company has engaged in questionable accounting or auditing practices.

(c) As of the date hereof, the Company and the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Section 5.8(c) of the Company Disclosure Schedules, and in such amounts (including principal and any accrued but unpaid interest with respect to such Indebtedness), as set forth therein. Except as disclosed on Section 5.8(c) of the Company Disclosure Schedules, no Indebtedness of the Company or any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any Target Company, or (iii) the ability of the Company or any Target Company to grant any Lien on its properties or assets.

(d) Except as set forth on Section 5.8(d) of the Company Disclosure Schedules, neither the Company nor any Target Company is subject to any Liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with IFRS, except for those that will be reflected or reserved on or provided for in the consolidated balance sheet of the Company and the Target Companies contained in the Consolidated Company Financials, or were incurred after December 31, 2020 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

5.9 Absence of Certain Changes. Except as set forth on Section 5.9 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement, the Company and each Target Company, since December 31, 2020, (i) has conducted its business in the ordinary course of business consistent with past practice, (ii) has not been subject to a Material Adverse Effect, and (iii) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2 (without giving effect to Section 6.2 of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

5.10 Compliance with Laws. Except as set forth on Section 5.10 of the Company Disclosure Schedules or where the failure to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company or the Target Companies taken as a whole, or the ability of the Company or any of the Target Companies to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements to which it is or required to be a party or otherwise bound, the Company and each Target Company is and, since the date of its formation has been, in compliance with, and not in conflict, default or violation of, any applicable Laws, including for the avoidance of doubt non-compliance with any anti-tax evasion Laws that give rise to a need for a Target Company to maintain appropriate Tax evasion prevention procedures, and no Target Company has received, since the date of its formation, any written or, to the Knowledge of the Company, oral notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or was bound in any material respect.

5.11 Company Permits. The Company and each Target Company (and their respective employees who are legally required to be licensed by a Governmental Authority in order to perform their duties with respect to their employment with the Company or any Target Company), holds, and following the Reorganization, each Target Company will hold, all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”) except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies taken as a whole, or the ability of the Company or the Target Companies to perform on a timely basis its obligations under this Agreement or the Ancillary Agreements to which it is or required to be a party or otherwise bound. All of the Company Permits are, and following the Reorganization, will be, in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except those which would not, individually or in the aggregate reasonably be expected to be material to the Company and the Target Companies taken as a whole. Neither the Company nor any Target Company is in violation in any material respect of the terms of any Company Permit, and since their respective dates of formation, neither the Company nor any Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit and, to the Knowledge of the Company, no circumstances exist or have existed which would be reasonably likely to result in such revocation or modification.

5.12 Litigation. Except as described on Section 5.12 of the Company Disclosure Schedules, as of the date of this Agreement, there is no (a) material Action of any nature currently pending or, to the Knowledge of the Company, threatened (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past three (3) years), or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against the Company or any Target Company, its current or former directors, officers or equity holders in their capacity as such, its business, equity securities or assets. The items listed on Section 5.12 of the Company Disclosure Schedules, if finally determined adverse to the Company or the Target Companies, will not be materially adverse to the Company and the Target Companies, taken as a whole, or the ability of the Company or any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. In the past three (3) years, none of the current or former officers, senior management or directors of the Company or any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud as it relates to the business of the Company or any Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, or the ability of the Company or any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.13 Material Contracts.

(a) Section 5.13(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC, true, correct and complete copies of, each Contract in effect as of the date hereof to which the Company or any Target Company is, or following the Reorganization will be, a party or by which the Company or any Target Company, or any of its properties or assets, are, or following the Reorganization will be, bound (each Contract required to be set forth on Section 5.13(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i)   contains covenants that limit the ability of the Company or any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or first offer or (B) to purchase or acquire an interest in any other Person;

(ii) contains any material “most favored nation” provisions or material merchant revenue guarantees that are binding on the Company, any Target Company or any of their respective Affiliates;

(iii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement other than a Target Company that is wholly owned by the Company;

(iv) involves any exchange-traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the applicable Target Company on behalf of a customer or any ordinary course transactions that are settled on a daily basis;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any Target Company having an outstanding principal amount in excess of $250,000, other than Indebtedness in respect of intracompany loans made in the ordinary course of business;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of the Company or any Target Company or another Person;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company or any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company and the Target Companies under such Contract or Contracts of at least $250,000 per year or $1,000,000 in the aggregate;

(ix) contains licenses, sublicenses and other agreements or permissions, under which the Company or a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (A) Immaterial Licenses, (B) licenses for Open Source Materials and (C) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and other agreements for Software (or the provision of Software-enabled services) that is not included in any Company Products and is commercially available to the public generally with license, maintenance, support and other fees of less than $250,000 per year (“Material Inbound Licenses”);

(x) pursuant to which the Company or any Target Company has granted to any third party any license, right, immunity or authorization to use or otherwise exploit any Company Owned IP, excluding Immaterial Licenses (“Material Outbound Licenses”);

(xi) is a Material Merchant Agreement or a Material Vendor Agreement;

(xii) pursuant to which the Company or any Target Company has (A) acquired from any third party any ownership right to any material Intellectual Property, excluding Contracts with Contributors substantially in the form of the templates of written Contracts provided by the Company to SPAC entered into in the ordinary course of business consistent with past practice, or (B) transferred to any third party any ownership right to any material Intellectual Property;

(xiii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business and agreements granting Company Options) with any employee or other individual independent contractor of the Company or any Target Company who receives annual base cash salary of $150,000 or more;

(xiv) obligates the Company or any Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000 other than indemnification of customers and vendors in the ordinary course of business;

(xv) is required to be listed in Section 5.23 of the Company Disclosure Schedule;

(xvi) is a labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body;

(xvii) obligates the Company or any Target Company to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xviii)        relates to a settlement of any Action entered into within three (3) years prior to the date of this Agreement or under which the Company or any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations) in excess of $250,000; or

(xix) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company or, following the Reorganization, SPV Holdco or Pubco, as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company, SPV Holdco or Pubco, as applicable, was the registrant.

(b) Except as disclosed in Section 5.13(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and any Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) neither the Company nor any Target Company is in breach or default in any material respect, and to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company or any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company or any Target Company, under such Company Material Contract; (v) neither the Company nor any Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in such termination or amendment, other than modifications in the ordinary course of business that do not adversely affect the Company and the Target Companies taken as a whole, in any material respect; and (vi) neither the Company nor any Target Company has waived any material rights under any such Company Material Contract.

5.14 Intellectual Property.

(a) Section 5.14(a)(i) of the Company Disclosure Schedules sets forth, as of the date hereof, all registered and applied-for Intellectual Property owned (or purported to be owned) by the Company or a Target Company (collectively, “Company Registered IP”), specifying as to each item the following information, which is complete and accurate, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates. Except as set forth on Section 5.14(a)(ii) of the Company Disclosure Schedules, the Company and the Target Companies exclusively own, and following the Reorganization the Target Companies will own, all Company Owned IP, free and clear of all Liens (other than Permitted Liens), without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Owned IP, except for fees and costs payable to Governmental Authorities to file, apply for, register, patent or maintain Company Registered IP, and free and clear of any other arrangements that restrict use, disclosure, licensing or transfer by the Company and the Target Companies of Owned IP in any material respect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, all issued Company Registered IP is subsisting, valid and enforceable and all applications for registrations for Company Registered IP are subsisting, except for Company Registered IP that has been abandoned or allowed to lapse in the ordinary course of business. All registry deadlines for payment of fees and registration of transactions in respect of Company Registered IP have been met, except where the Company has determined in good faith to abandon such Company Registered IP.

(b) The Company and each Target Company has, and following the Reorganization, the Target Companies will have, a valid and enforceable license to use all material Intellectual Property that is the subject of the Material Inbound Licenses applicable to such Target Company. The Material Inbound Licenses constitute all of the licenses, sublicenses and other agreements or permissions for material third-party Intellectual Property necessary to operate the business of the Company and the Target Companies as presently conducted. The Company and each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and neither the Company nor any Target Company is in material breach or material default thereunder. Neither the Company nor any Target Company has received written notice of an intention by any party to any Material Inbound License to terminate such Material Inbound License or amend the terms thereof and, and, other than modifications in the ordinary course of business that do not adversely affect the Company or the relevant Target Company in any material respect, and, to the Knowledge of the Company, no circumstances exist that could result in such termination. The continued use by the Company and the Target Companies of the Intellectual Property that is the subject of the Material Inbound Licenses in the same or similar manner that it is currently being used is not prohibited by such Contracts. Neither the Company nor any Target Company is a party to any Contract pursuant to which any Intellectual Property is exclusively licensed by or to the Company or any Target Company. Except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company and the Target Companies, taken as a whole, the Material Inbound Licenses and all Intellectual Property owned by the Company or a Target Company comprise all Intellectual Property necessary for the operation of the business of the Company and the Target Companies as presently conducted.

(c) No Action is pending or, to the Knowledge of the Company, threatened against the Company or a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, exploit, license or sublicense any Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, or the ability of the Company or any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. During the past three (3) years, neither the Company nor any Target Company has received any written or, to the Knowledge of the Company, oral notice or claim, asserting that any material Infringement of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, in each case, as a consequence of the activities of the Company or any Target Company. No Infringement or similar claim or Action is, to the Knowledge of the Company, threatened against any Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Target Company with respect to any such claim or Action, and during the past three (3) years, neither the Company nor any Target Company has received written notice, or to the Knowledge of the Company, any other communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, or the ability of the Company or any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. There are no Orders to which the Company or any Target Company is a party or is otherwise bound that (i) restrict the rights of the Company or a Target Company to use, transfer, license or enforce any material Company Owned IP, (ii) restrict the conduct of the business of the Company or a Target Company in any material respects in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any material right with respect to any Intellectual Property owned by the Company or a Target Company. Neither the Company nor any Target Company is currently Infringing, or has, in the past three (3) years, Infringed any Intellectual Property of any other Person in any material respect, and, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, no circumstances exist that could result in such Infringement. To the Knowledge of the Company, no third party is Infringing any Company Owned IP in any material respect.

(d) All current and former founders, employees, consultants and independent contractors who created any Intellectual Property included in any Company Product or otherwise material to the business of the Company or any Target Company (each, a “Contributor”) have executed a valid written agreement (substantially in the form of the templates of written Contracts provided by the Company to SPAC) that assigned to the Company or a Target Company all of such Contributor’s right, title and interest in and to the Intellectual Property arising from the services performed for the Company or a Target Company by such Persons, except for those rights that are not transferable under applicable Law such as moral rights. The Company and the Target Companies have sufficient evidence of such assignments. To the Knowledge of the Company, no Contributors have claimed any ownership interest in any Company Owned IP and any related remuneration payments have been duly and fully made.

(e) The Company and each Target Company has taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of all material Trade Secrets and confidential information owned or held by the Company and the Target Companies and, to the Knowledge of the Company, such secrecy and confidentiality has not been breached.

(f)   Except as specified in Section 5.14(f) of the Company Disclosure Schedules, (i) no funding, facilities or personnel of any Governmental Authority, university or research center were used, directly or indirectly, to develop, create, or reduce to practice, in whole or in part, any Company Owned IP, and (ii) no Governmental Authority, university, college, other educational institution, multi-national, bi-national or international organization or research center owns or otherwise holds, or has the right to obtain, any rights to any Company Owned IP. Neither the Company nor any Target Company is now, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company or such Target Company to grant or offer to any other Person any license or other right to any Company Owned IP.

(g) The consummation of the Transactions (including, for the avoidance of doubt, the Reorganization) will not result in: (i) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments or payment of any penalties by the Company or any Target Company under any Contract relating to Intellectual Property, (ii) loss of material Intellectual Property rights, or (iii) release of source code for Company Software. Following the consummation of the Transactions (including, for the avoidance of doubt, the Reorganization), Pubco shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under the Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration in respect of the Company IP Licenses other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) Section 5.14(h) of the Company Disclosure Schedules accurately and completely identifies each Company User Agreement in effect. Each Company User Agreement: (i) is binding and enforceable with respect to each and every user of each applicable Company Product (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), and (ii) will remain in full force and effect after the consummation of the Transactions.

(i)   Neither the Company nor any Target Company is in breach of any material terms or conditions of any relevant licenses of Open Source Materials incorporated into any material Company Products. Since January 1, 2018, neither the Company nor any Target Company has received any claim from a third party, or knows of any claim by a third party, that any material Company Products incorporates, is integrated with, or, links to any Open Source Materials in such a manner that requires the Company or any Target Company to distribute any material proprietary source code for such Company Product under the terms of a license to such Open Source Materials and, there is no reasonable basis for such a claim to be made by a third party. No Open Source Material has been incorporated, integrated or bundled into Company Products that would materially restrict the ability of the Company or the Target Companies to use such software or service for commercial purposes.

(j)   No source code for any Company Software has been (or is required to be) delivered, licensed or made available to any escrow agent or other Person who is not an employee performing services solely for the benefit of the Company or any Target Company. No event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any other Person.

(k) To the Knowledge of the Company, none of the Company Products (i) contain any bug, defect, or error that materially affects the use, functionality, or performance of such Company Products, or (ii) fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products.

5.15 IT Systems.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, the IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and the Target Companies (i) in accordance with applicable law and (ii) as conducted in the past three (3) years. Neither the Company nor any Target Company has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems. The Company and each Target Company has taken commercially reasonable measures to provide for the back-up and recovery of the material data and information necessary to the conduct of the business of the Company or such Target Company, as applicable (including such data and information that is stored on magnetic or optical media in the ordinary course). Except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company and the Target Companies, taken as a whole, the Company and each Target Company has the benefit of appropriate arrangements for the maintenance, support and disaster recovery of their IT Systems.

(b) To the Knowledge of the Company, none of the Company Software or IT Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other Software or device designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such Software or device is stored or installed or (ii) damaging or destroying any data or file without the user’s consent.

(c) The Company and the Target Companies maintain business continuity and disaster recovery plans that are adequate to ensure that the IT Systems can be replaced or substituted without material disruption to the operations of business of the Company and the Target Companies as currently conducted.

5.16 Taxes and Returns. Except as set forth on Section 5.16 of the Company Disclosure Schedules:

(a) The Company and each Target Company has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are, to the Knowledge of the Company, true, accurate, correct and complete in all material respects. The Company and each Target Company has timely paid, or caused to be paid, all material Taxes required, to the Knowledge of the Company, to be paid, other than such Taxes for which adequate reserves have been established.

(b) The Company and each Target Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Tax Laws to be withheld by the Company or any Target Company have been withheld and timely paid over to the appropriate Governmental Authority.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending or in progress against the Company or any Target Company, in respect of any material Tax, and neither the Company nor any Target Company has been notified in writing of any material proposed Tax claims or assessments against the Company or any Target Company (other than, in each case, claims or assessments for which adequate reserves have been established).

(d) There are no material Liens with respect to any Taxes upon the Company’s or any Target Company’s assets, other than Permitted Liens. Neither the Company nor any Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due in any Tax Return.

(e) No claim in relation to Tax has been made in the preceding three (3) years against the Company or any Target Company by a Governmental Authority in a jurisdiction where the Company or such Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)   Neither the Company nor any Target Company has any Liability for the Taxes of another Person (other than any Target Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or successor or by contract, indemnity or otherwise. Neither the Company nor any Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including closing agreement or other agreement relating to Taxes with any Governmental Authority) (other than any (i) such agreement with respect to which any of the Company and any Target Company are the only parties, or (ii) customary commercial contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes).

(g) Neither the Company nor any Target Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes, other than a group of which the Company or any Target Company (or, following the Reorganization, SPV Holdco) is or was the common parent corporation.

(h) Neither the Company nor any Target Company has requested any private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, which such request is currently outstanding.

(i)   Other than GT Forge, Inc. and Gett NY LLC, neither the Company nor any Target Company is treated as a “domestic corporation” (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

(j)   Neither the Company nor any Target Company has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of state, local or non-U.S. Tax Law.

(k) During the two (2)-year period ending on the date of this Agreement, no Target Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(l)   Immediately prior to the SPAC Merger, and taking into account the SPV Holdco Merger, Pubco, or any “qualified subsidiary” or any “qualified partnership” (as such terms are defined in Treasury Regulations Section 1.367(a)-3(c)(5)(vii) and (viii)), has been engaged in an active trade or business outside the United States for the entire 36-month period immediately before the SPAC Merger and has no intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulations Section 1.367(a)-3(c)(3)(i)).

(m) Taking into account the SPV Holdco Merger, Pubco will satisfy the “substantiality test” under Treasury Regulations Section 1.367(a)-3(c)(3)(iii).

(n) To the knowledge of the Company, following the Closing, Pubco will not be either (i) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(o) No domestic subsidiary of the Company constitutes an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code.

(p) To the knowledge of the Company, Pubco is not expected to be a “passive foreign investment company” as defined in Sections 1291 and 1298 of the Code for the year that ends after the Closing Date applying such tests assuming the taxable year of the Company ends at the end of the day immediately prior the Closing Date.

(q) Promptly after the Reorganization, and in any event, at least two (2) business days prior to the SPV Holdco Merger, SPV Holdco will not have any options, warrants or other stock rights outstanding other than the SPV Holdco Options. No SPV Holdco Options that are outstanding immediately prior to the Closing Date will have an exercise price of $0.01 or other comparable nominal amount.

(r)   At the time of the SPV Holdco Merger, Merger Sub I will be an entity disregarded as separate from Pubco for U.S. federal income tax purposes.

(s) Neither the Company nor any Target Company has taken, nor agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended U.S. Tax Treatment. The Company is not aware of any plan or intention to cause Pubco or SPAC to be liquidated (for U.S. federal income tax purposes) following the Transactions. To the knowledge of the Company or any Target Company, no Legacy SPAC Holder, Legacy SPV Holder or investor in the PIPE Financing has entered into, or has any current plan or intention to enter into, any Contract, agreement, commitment or arrangement to dispose of any Pubco Securities received in the Transactions (including for the avoidance of doubt, the PIPE Financing).

(t) At the Closing and immediately following the Closing, the authorized and outstanding share capital of Pubco will solely consist of (a) Pubco Ordinary Shares issued to the Subscribers, Legacy SPV Holders and Legacy SPAC Holders in connection with the Closing, (b) Pubco Public Warrants, (c) Pubco Private Warrants and (d) Exchanged Options having an exercise price of not less than $7.49.

5.17 Real Property. Section 5.17 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by the Company or a Target Company for the operation of the business of the Company or a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the date of this Agreement, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against any of the Company and any Target Company, as applicable, party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of the Company or a Target Company or any other party under any of the Company Real Property Leases, and neither the Company nor any Target Company has received notice of any such condition. Neither the Company nor any Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.18 Employee Matters.

(a) Except as set forth in Section 5.18(a) of the Company Disclosure Schedules, neither the Company nor any Target Company is a party to, or bound by, any labor agreement, collective bargaining agreement or other labor-related Contract, agreement or arrangement with any labor union, labor organization, works council, group of employees or other representative of any of the employees of the Company or any Target Company; there are no labor agreements, collective bargaining agreements or any other labor-related Contracts, agreements or arrangements that pertain to any of the employees of the Company or any Target Company; and no employees of the Company or any Target Company are represented by any labor union, labor organization or works council with respect to their employment with the Company or any Target Company.

(b) The Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent any employees of the Company or any Target Company; no labor union, labor organization, works council, or group of employees of the Company or any Target Company has made a pending demand for recognition or certification; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority. In the last three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

(c) Except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company and each Target Company has satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization or works council, which is representing any employee of the Company or any Target Company, in connection with the execution of this Agreement or the Transactions (including, for the avoidance of doubt, the Reorganization).

(d) Section 5.18(d) of the Company Disclosure Schedules sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company or any Target Company and Persons employed by or providing services as independent contractors to the Company or a Target Company.

(e) As of the date hereof, no current executive officer of the Company or a Target Company has, to the Knowledge of the Company, provided the Company or any Target Company written notice of his or her plan to terminate his or her employment with the Company or any Target Company.

(f)   Except as set forth in Section 5.18(f) of the Company Disclosure Schedules or would not reasonably be expected to result in, material Liability to the Company or any Target Company, the Company and each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company or a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened, against the Company or any Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(g) Neither the Company nor any Target Company is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any Target Company that involves allegations relating to sexual harassment by an officer or executive of the Company or any Target Company. To the Knowledge of the Company, in the last three (3) years, no written allegations of sexual harassment or other discrimination have been made against any officer or executive of the Company or any Target Company.

(h) Except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company, (i) each individual who is currently providing services to the Company or any Target Company, or who previously provided services to the Company or any Target Company, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by the Company or such Target Company, (ii) each individual who is currently providing services to the Company or any Target Company through a third party service provider, or who previously provided services to the Company or any Target Company through a third party service provider, is not or was not an employee of the Company or any Target Company or (iii) neither the Company nor any Target Company has a single employer, joint employer, alter ego or similar relationship with any other company.

(i) Since January 1, 2021, neither the Company nor any Target Company has engaged in layoffs, furloughs or employment terminations (excluding terminations for cause), whether temporary or permanent, and the Company and the Target Companies do not have plans to engage in any such layoffs, furloughs or employment terminations (excluding terminations for cause) within the next six (6) months, which would have been reasonably likely to result in material Liability to the Company or any of the Target Companies. To the Knowledge of the Company. The Company and the Target Companies have sufficient employees to operate the business of the Company and the Target Companies as currently conducted.

(j) Except as set forth on Section 5.18(j) of the Company Disclosure Schedules, each employee of the Company and the Target Companies has entered into the standard form of employee non-disclosure, inventions and restrictive covenants agreement of the Company or such Target Company with the Company or such Target Company, as applicable (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to SPAC by the Company.

5.19 Benefit Plans.

(a) Set forth on Section 5.19(a) of the Company Disclosure Schedules is a true and complete list of each material Foreign Plan of the Company or any Target Company (each, a “Company Benefit Plan”). Except as set forth on Section 5.19(a) of the Company Disclosure Schedules, neither the Company nor any Target Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, that is maintained for the benefit of any employees who provide services in the United States.

(b) With respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of the current plan documents and written descriptions of any material Company Benefit Plans which are not in writing, the most recent actuarial report and all material communications in the past three (3) years with any Governmental Authority concerning any matter that is still pending or for which the Company or any Target Company has any outstanding material Liability.

(c) Neither the Company nor any Target Company has ever maintained or sponsored or has any current or contingent material liability or obligation under or with respect to: (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject thereto) or that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA; or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither the Company nor any Target Company has any current or contingent liability by reason of at any time within the past six (6) years being treated as a single employer with any other Person under Section 414 of the Code.

(d) Except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company, each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to the Company or any Target Company has occurred; (iii) no Action that would result in a material Liability to the Company or any Target Company is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made in all material respects. Neither the Company nor any Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(e) Except as set forth in Section 5.19(e) of the Company Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, material unemployment compensation or other material benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or material increase the amount of any compensation or benefits, or in respect of, any director, employee or independent contractor of the Company or a Target Company.

(f)   The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not result in the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” or any “parachute payment” (as such terms are defined in Section 280G of the Code).

(g) Except as would not be reasonably likely to result in material Liability to the Company or any Target Company, no compensation has been or could reasonably be expected to be includable in the gross income of any current or former employee, director, officer or individual independent contractor of the Company or any Target Company as a result of the operation of Section 409A of the Code.

(h) Except to the extent required by applicable Law, or as would not be reasonably likely to result in material Liability to the Company, neither the Company nor any Target Company provides health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

5.20 Environmental Matters. Except as set forth in Section 5.20 of the Company Disclosure Schedules:

(a) The Company and each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) Except as would not reasonably be expected to be material to the Company and the Target Companies, taken as a whole, or the ability of the Company or any Target Company to perform on a timely basis its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, neither the Company nor any Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability.

(c) No Action is pending, or to the Company’s Knowledge, threatened against the Company or any Target Company or any assets of the Company or a Target Company alleging either or both that the Company or a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) Neither the Company nor any Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of the Company or any Target Company under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of the Company or any Target Company or any property currently or formerly owned, operated, or leased by the Company or any Target Company or any property to which the Company or a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or a Target Company incurring any material Environmental Liabilities.

(e) To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of the Company or a Target Company pending or threatened in writing that could reasonably be expected to result in the Company or a Target Company incurring material Environmental Liabilities.

(f)   To the Knowledge of the Company, there is not located at any of the properties of the Company or a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls, in each case that could reasonably be expected to result in the Company or a Target Company incurring any material Liability or obligation under applicable Environmental Laws.

5.21 Transactions with Related Persons. Except as set forth on Section 5.21 of the Company Disclosure Schedules, no officer, director or shareholder holding greater than 10% of the Company’s Ordinary Shares on a fully diluted basis of the Company or any Target Company or any of their respective Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”), is presently, or in the past three (3) years, has been, a party to any transaction with the Company or a Target Company, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company or a Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company or a Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Section 5.21 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, neither the Company nor any Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company or any Target Company. Except as set forth on Section 5.21 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, the assets of the Company and the Target Companies do not include any material receivable or other material obligation from a Related Person, and the Liabilities of the Company and the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

5.22 Merchants and Vendors.

(a) Section 5.22(a)  of the Company Disclosure Schedules sets forth a list of Contracts with the top (10) merchants of the Company and the Target Companies based on revenue received by the Company or any Target Company from such merchant and its customers during the twelve (12) months ended June 30, 2021 (each such merchant, a “Material Merchant” and each such contract, excluding Contracts with each such customer’s franchisees, a “Material Merchant Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Merchant that such Material Merchant shall not continue as a customer of the Company or that such Material Merchant intends to terminate or adversely modify in any material respect any existing Material Merchant Agreement with the Company or the Target Companies.

(b) Section 5.22(b) of the Company Disclosure Schedules sets forth a list of the top (10) vendors of the Company and the Target Companies based on expenditures made by the Company and the Target Companies during the twelve (12) months ended June 30, 2021 (each such vendor, a “Material Vendor” and each Contract pursuant to which the Company or a Target Company paid those amounts to the applicable Material Vendor, excluding any purchase orders, insertion orders or similar purchasing documents, a “Material Vendor Agreement”). As of the date hereof, neither the Company nor any Target Company has received any written notice from any Material Vendor that such vendor shall not continue as a vendor to the Company or that such vendor intends to terminate or adversely modify in any material respect any existing Material Vendor Agreements with the Company or the Target Companies.

5.23 Insurance. Section 5.23 of the Company Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company or any Target Company relating to the Company or a Target Company, or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. Except as would not, individually or in the aggregate, be material to the Company or any Target Company, all premiums due and payable under all such insurance policies have been timely paid and the Company and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Company’s Knowledge and except as would not, individually or in the aggregate, be material to the Company or any Target Company, each such insurance policy (i) is valid, binding, enforceable and in full force and effect and (ii) will continue to be valid, binding, enforceable, and in full force and effect on identical terms following the Closing (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). Neither the Company nor any Target Company has any self-insurance or co-insurance programs. Since January 1, 2018, neither the Company nor any Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. As of the date of this Agreement, no claim by the Company or any Target Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Target Companies taken as a whole.

5.24 Data Protection and Cybersecurity.

(a) For the purposes of this Section 5.24, the terms “controller,” “data subject,” “personal data,” “personal data breach,” “processor,” “processing” (and its cognates), and “special categories of personal data” shall have the meaning given to them in the GDPR or other applicable Data Protection Laws (and, for the purposes of the Data Protection Laws of Russia to the extent applicable, “controller” shall denote “personal data operator” (Operator Personalnykh Dannikh) and “processor” shall denote a person appointed by the controller and specified in paragraph 3 of Article 6 of Federal Law of the Russian Federation as of 27 July 2006 No. 152-FZ “On Personal Data”).

(b) The Company and each Target Company complies in all material respects with all Data Protection Laws. The Company and each Target Company has (i) implemented appropriate policies, notices, logs, and procedures in relation to the processing and transfer of personal data and complies with them and carried out regular staff training, testing, audits or other mechanisms designed to ensure and monitor compliance with such policies and procedures to demonstrate accountability and compliance with Data Protection Laws, (ii) maintained and kept up-to-date records of all its personal data processing activities as required under Data Protection Laws, (iii) issued fair processing notices to the relevant data subjects in accordance with Data Protection Laws and processes personal data only in accordance with those notices, or, where the Data Protection Laws of Russia so require, obtained consents in due form of the relevant data subjects in accordance with such Data Protection Laws and processes personal data and other types of data only in accordance with such consents, unless otherwise permitted by the Data Protection Laws, (iv) obtained all appropriate consents, approvals, registrations and/or authorizations to process (in any relevant form and by any relevant means) and transfer such personal data lawfully and in accordance with Data Protection Laws, including in relation to marketing and the placement of cookies or similar technologies on the devices of users of the Company’s and each Target Company’s website, and (v) entered into agreements with Data Partners and customers that satisfy the requirements under the Data Protection Laws, in each case of the forgoing (i) – (v), in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company and the Target Companies, taken as a whole, the execution, delivery and performance of this Agreement and the Transactions comply, and will comply, with the Data Protection Laws.

(c) The Company and each Target Company has implemented and maintains commercially reasonable technical and organizational measures appropriate to companies of a similar size, industry and maturity that are designed to protect personal data, other categories of data required to be protected under applicable Data Protection Laws and other data relating to the business of the Company and the Target Companies against personal data breaches and cybersecurity incidents, as monitored through regular external penetration tests and vulnerability assessments (including by remediating any and all material identified vulnerabilities). Except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company and the Target Companies, taken as a whole, to the extent necessary under applicable Data Protection Laws, the Company and each Target Company are using the databases that are required to be used for processing of data, including, where necessary, databases located in certain jurisdictions.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, in the past three (3) years, neither the Company nor any Target Company has (i) suffered or has discovered, any personal data breach, security breach or intrusion into the Company’s or a Target Company’s computer networks or systems or any other computer networks or systems containing personal data or the Company’s or a Target Company’s data, (ii) been subject to any actual, pending, or threatened investigations, notices, requests or correspondence from any Governmental Authority in relation to their data processing or cybersecurity activities, and (iii) received any actual, pending, or threatened claims from individuals or other Persons alleging any breach of, or exercising their rights under, Data Protection Laws, there is no fact or circumstance that may lead to any such event set out in clauses (ii) or (iii) of this Section 5.24(d).

5.25 Certain Business Practices.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Target Companies, taken as a whole, in the past three (3) years, neither the Company nor any Target Company, nor, to the Knowledge of the Company, any of its Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. In the past three (3) years, neither the Company nor any Target Company, nor any of its Representatives acting on its behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or any Target Company or assist the Company or any Target Company in connection with any actual or proposed transaction. No Action involving the Company or a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to be material to the Company and the Target Companies, taken as a whole, in the past three (3) years, the operations of the Company and each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Company or any Target Company, and no Action involving the Company or a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Since their respective dates of formation, none of SPV Holdco, Pubco, Merger Sub I and Merger Sub II (i) has engaged in any business activities other than as contemplated by this Agreement and the Reorganization, (ii) prior to the Reorganization, has owned directly or indirectly any ownership, equity, profits or voting interest in any Person, (iii) other than fees in respect of its incorporation, has had any assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and (iv) other than its Governing Documents, this Agreement and the Ancillary Documents to which it is a party or in connection with the Reorganization, has been party to or bound by any Contract.

(d) Neither the Company nor any Target Company, nor, to the Knowledge of the Company, any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company or a Target Company, is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and neither the Company nor any Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or other applicable Governmental Authority (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Authority in the last five (5) fiscal years. Neither the Company nor any Target Company, nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company or a Target Company, has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority. No Action involving the Company or a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

5.26 Investment Company Act. Neither the Company nor any Target Company is an “investment company” or is required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

5.27 Finders and Brokers. Except as set forth in Section 5.27 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Target Company.

5.28 Information Supplied. None of the information supplied or to be supplied by Company and the Target Companies expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company and the Target Companies expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or any of its Affiliates.

5.29 Independent Investigation. Each of the Company, Pubco, SPV Holdco, Merger Sub I, Merger Sub II and Dooboo has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC and Pubco for such purpose. Each of the Company, Pubco, SPV Holdco, Merger Sub I, Merger Sub II and Dooboo acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement; and (b) none of SPAC or its Representatives have made any representation or warranty as to SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

5.30 No Additional Representations or Warranties. Except as provided in this Article V, neither the Company nor any Target Company, nor any of their respective Affiliates or Representatives, has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided or made available to SPAC or its Affiliates. Without limiting the foregoing, SPAC acknowledges that it and its advisors have made their own investigation of the Company and the Target Companies.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to the personnel, properties, Contracts, books and records, financial and operating data and other similar information (excluding Tax Returns and Tax-related information, access to which shall be governed by Section 6.13(b)), of or pertaining to the Company and the Target Companies as SPAC or its Representatives may reasonably request regarding the Company and the Target Companies and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of the Company to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or any Target Company. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee or other personnel (other than executive officers), customer, supplier, distributor or other material business relation of the Company or any Target Company regarding the Company or any Target Company, their respective businesses or the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 6.15, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (excluding Tax Returns and Tax-related information, access to which shall be governed by Section 6.13(b)), of or pertaining to SPAC, as the Company or its Representatives may reasonably request regarding SPAC and its business, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

6.2 Conduct of Business of the Company and the Target Companies during the Interim Period.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 6.2 of the Company Disclosure Schedules, in connection with the Reorganization, or as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company and Dooboo shall, and Dooboo shall cause the other Target Companies to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and the Target Companies and their respective businesses, assets and employees and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by the Company or any Target Company with respect to matters specifically prohibited or restricted by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 6.2(b).

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, as set forth on Section 6.2 of the Company Disclosure Schedules, in connection with the Reorganization, or as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company and Dooboo shall not, and Dooboo shall cause the other Target Companies not to:

(i)   amend, waive or otherwise change, in any respect, the Governing Documents of any of the Company or the Target Companies;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any equity securities of the Company or the Target Companies or other securities, including any securities convertible into or exchangeable for any shares or other equity securities or securities of any class and any other equity-based awards of the Company or the Target Companies or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any shares or other equity interests of the Company or the Target Companies or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of any such equity interests of the Company or the Target Companies or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of such securities;

(iv) incur, create, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $10,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $10,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business consistent with past practice;

(v) except as required by applicable Law or the terms of a Benefit Plan, (A) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business consistent with past practice with respect to non-management level employees, (B) make or commit to make any transaction, change in control or similar bonus payment (whether in cash, property or securities) to any employee in connection with the transactions contemplated under this Agreement other than as set forth on Section 6.2 of the Company Disclosure Schedule or (except with respect to a director or officer) in the ordinary course of business consistent with past practice (C) grant any severance, retention, change in control or termination or similar pay, other than in the ordinary course of business, consistent with past practice (D) materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee other than as set forth on Section 6.2 of the Company Disclosure Schedule in connection with the transactions contemplated under this Agreement or (except with respect to a director, officer or manager) in the ordinary course of business consistent with past practice, (E) hire any executive officer or comparable level employee other than in the ordinary course of business or (F) terminate any executive officer or comparable level employee other than in the ordinary course of business;

(vi) waive any restrictive covenant obligations of any officer of the Company or the Target Companies;

(vii) unless required by applicable Law, (A) modify, extend or enter into any labor agreement, collective bargaining agreement, or other labor-related agreement or arrangement with any labor union, labor organization, works council or other employee-representative body; or (B) recognize or certify any labor union, labor organization, works council or other employee-representative body as the bargaining representative for any employees of the Company or the Target Companies;

(viii) make, change or rescind any material election relating to Taxes (including any entity classification election under Treasury Regulations Section 301.7701-3), or make any material change in its accounting or Tax policies or procedures;

(ix) (A) sell, transfer or license any Intellectual Property to any Person, other than Immaterial Licenses and Company User Agreements, (B) abandon, withdraw, dispose of, permit to lapse or fail to preserve any material Company Registered IP or (C) disclose any material Trade Secrets owned or held by the Company or any Target Company to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(x) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(xi) fail to maintain the books, accounts and records of the Company or the Target Companies in all material respects in the ordinary course of business consistent with past practice;

(xii) enter into any new line of business;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xiv) except as part of the Company’s ongoing preparation for the public listing of the Pubco Ordinary Shares, in accordance with PCAOB preparedness and Section 402 of SOX, revalue any of its material assets or make any change in accounting methods, principles or practices;

(xv) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $750,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the Consolidated Company Financials, as applicable;

(xvi) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xviii) make any capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of the properties, assets or rights of the Company or the Target Companies other than licensing of Intellectual Property in the ordinary course of business consistent with past practice;

(xxi) enter into any agreement, understanding or arrangement with respect to the voting or transfer of equity securities of the Company or the Target Companies;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of SPAC during the Interim Period.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.3 of the SPAC Disclosure Schedules, or as required by applicable Law (including COVID-19 measures or as may be requested or compelled by any Governmental Authority), SPAC shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its business, assets and employees and (iii) use commercially reasonable efforts to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice; provided, that no action by SPAC with respect to matters specifically prohibited or restricted by any provision of Section 6.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 6.3(b).

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document, or as set forth on Section 6.3 of the SPAC Disclosure Schedules, or as required by applicable Law (including COVID-19 measures or as may be requested or compelled by any Governmental Authority), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not:

(i)   amend, waive or otherwise change, in any respect, its Governing Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other securities of any class and any other equity-based awards, or engage in any hedging transaction with a third party with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC or SPAC’s ability to consummate the transactions contemplated by this Agreement;

(vi) terminate, waive or assign any material right under any material agreement to which it is a party;

(vii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary or enter into any new line of business;

(ix) make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(x) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(xiii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xiv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xv) enter into any agreement, understanding or arrangement with respect to the voting of SPAC Securities;

(xvi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Transactions;

(xvii) make, change or rescind any material election relating to Taxes (including any entity classification election under Treasury Regulations Section 301.7701-3) or make any material change in its accounting or Tax policies or procedures; or

(xviii) authorize or agree to do any of the foregoing actions.

6.4 Consolidated Company Financials. From the date hereof through the Closing, the Company will promptly deliver to SPAC copies of any audited and unaudited consolidated financial statements of the Company and the Target Companies that the Company’s and the Target Companies’ certified public accountants may issue or review.

6.5 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Mergers to maintain the listing of the SPAC Common Stock and the SPAC Public Warrants on NASDAQ.

6.6 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Target Companies and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company or any Target Company or (y) 15% or more of the issued and outstanding shares or other equity interests or profits of the Company or any Target Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and (B) with respect to SPAC, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to the Company, the Target Companies) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal or (vi) release any third party from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within forty-eight (48) hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of its respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply in any material respect with any covenant or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence of any event the occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VII not being satisfied, the satisfaction of those conditions being materially delayed, or that would require any amendment or supplement to the Registration Statement; or (e) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under the HSR Act or any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition, or to restrict or regulate foreign investment (together, “Antitrust Laws”), each Party hereto agrees to (and shall cause its Subsidiaries and Affiliates to), as promptly as practicable after the date of this Agreement, make any required filing or application under Antitrust Laws, as applicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by any Governmental Authority pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods and the receipt of other Consents under Antitrust Laws as soon as practicable. SPAC and the Company shall each be responsible for the payment of fifty percent (50%) of all required filing fees for the Mergers under Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite Consents of Governmental Authorities for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Nothing in this Section 6.9 or otherwise in this Agreement obligates any Party or any of its Subsidiaries or Affiliates to offer, negotiate, commit, agree, or take any action to (i) sell, transfer, license, hold separate or dispose of any entities, businesses, assets or facilities, (ii) terminate, amend, assign, create or enter into relationships or contractual rights or obligations, (iii) amend, assign, terminate, create or enter into licenses or other agreements, (iv) restrict or limit its freedom of action with respect to, or its ability to retain, operate or control, any entities, businesses, assets or facilities or (v) undertake any other remedy, condition or commitment of any kind. No Party or any of its Subsidiaries or Affiliates shall offer, negotiate, commit to, agree to, or take any of the measures set forth in the immediately preceding sentence except with the other Parties’ prior written consent.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents (other than under Antitrust Laws) of Governmental Authorities or other third parties as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company and Pubco shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

(e) The Company shall pay promptly after the date of this Agreement and in any event (i) by no later than thirty (30) days from the date of delivery of the original of this Agreement in Cyprus (if executed outside of Cyprus) or (ii) by no later than thirty (30) days from the date of this Agreement (if executed in Cyprus), any payable stamp duty in Cyprus pursuant to the Cyprus Duty Law No. 19/1963 of Cyprus (as amended) in respect of this Agreement and/or any Ancillary Document.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws (other than under Antitrust Laws, which are addressed in Section 6.9) to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including (i) implementing the Reorganization and (ii) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).

6.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC, the Company and Pubco shall jointly prepare, and Pubco shall file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares (including the Deferred Shares) and the Pubco Warrants, as applicable, to be issued under this Agreement to the Legacy SPAC Holders, including the Subscribers, and the Legacy SPV Holders, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from the SPAC’s stockholders for the matters to be acted upon at the Special Stockholder Meeting and providing the SPAC’s stockholders an opportunity in accordance with SPAC’s Governing Documents and the IPO Prospectus to have their SPAC Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC’s stockholders to vote, at a special meeting of SPAC stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions by the SPAC’s stockholders in accordance with SPAC’s Governing Documents, the DGCL and the rules and regulations of the SEC and NASDAQ, (B) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) to (B), collectively, the “Stockholder Approval Matters”) and (C) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) SPAC, acting through the SPAC Board (or a committee thereof), shall (i) make the SPAC Recommendation and include such SPAC Recommendation in the Proxy Statement, and (ii) use its commercially reasonable efforts to solicit from its stockholders proxies or votes in favor of the approval of the Stockholder Approval Matters. If, on the date for which the Special Stockholder Meeting is scheduled, SPAC has not received proxies and votes representing a sufficient number of shares to obtain the Stockholder Approval Matters, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Special Stockholder Meeting. Upon request by the Company, SPAC, acting through the SPAC Board (or a committee thereof), will postpone or adjourn the Special Stockholder Meeting one or more times until the date on which SPAC has received proxies and votes representing a sufficient number of shares to obtain the Shareholder Approval Matters; provided, that SPAC shall not be required to postpone or adjourn the Special Stockholder Meeting pursuant to this Section 6.11(b) for more than 60 days in the aggregate. In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law, SPAC’s Governing Documents, the DGCL and the rules and regulations of the SEC and NASDAQ.

(c) SPAC, the Company and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Stockholder Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, the Company and Pubco shall amend or supplement the Registration Statement and Pubco shall file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Governing Documents.

(d) SPAC, the Company and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to the SPAC’s stockholders and, SPAC shall call the Special Stockholder Meeting in accordance with the DGCL as soon as practicable following the effectiveness of the Registration Statement. So as to permit the Special Stockholder Meeting to be called as soon as practicable following the effectiveness of the Registration Statement, the Parties shall cause the Registration Statement not to incorporate any information or documents by reference to the extent such incorporation by reference would necessitate a minimum waiting period between delivery of the Registration Statement and the Special Shareholder Meeting under the instructions to Form S-4.

(f)   SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NASDAQ, SPAC’s Governing Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Stockholder Meeting and the Redemption.

6.12 Consenting Shareholder Approvals. The Company shall solicit the Requisite Company Shareholder Approval in the form of an irrevocable written consent (the “Written Consent”) as promptly as reasonably practicable (and in any event within two (2) Business Days) after the Registration Statement becomes effective under the Securities Act (the “Shareholder Approval Deadline”). As promptly as practicable after the execution of this Agreement, the Company shall prepare an information statement relating to the action to be taken by the Consenting Shareholders pursuant to the Written Consent (the “Consent Solicitation Statement”). As promptly as practicable after the date on which the Registration Statement becomes effective, the Company shall deliver the Consent Solicitation Statement to its shareholders. The Company shall take any other actions necessary pursuant to its Governing Documents and Cypriot law to provide all required notices to stockholders of the Company entitled thereto in connection with obtaining the Written Consent (the “Shareholder Notice”). The Company will provide SPAC with copies of all Written Consents it receives within one (1) Business Day of receipt. SPAC shall be provided with a reasonable opportunity to review and comment on the Consent Solicitation Statement and the Shareholder Notice and shall cooperate with the Company in the preparation of the Consent Solicitation Statement and the Shareholder Notice and promptly provide all reasonable information regarding SPAC reasonably requested by the Company.

6.13 Tax Matters.

(a) Tax Treatment and Reporting.

(i)   The Parties intend that the Transactions qualify for the Intended U.S. Tax Treatment, and each Party shall, and shall cause its respective Affiliates to, take such actions to cause the Transaction to so qualify (provided that the foregoing shall not apply to the use of SPAC cash, which shall be governed exclusively by the covenants set forth in Annex A (the “Reorganization Covenants”)).

(ii) The Parties shall file all Tax Returns consistent with, and take no position (whether in audits, Tax Returns or otherwise) inconsistent with the position that the SPV Holdco Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(iii) The Parties shall file all Tax Returns consistent with, and take no position (whether in audits, Tax Returns or otherwise) inconsistent with the position that (A) the Mergers, together with the PIPE Financing, qualify as a transaction described in Section 351(a) of the Code (the “Section 351 Treatment”) and (B) the Mergers should not result in gain being recognized by any Legacy SPV Holder or Legacy SPAC Holder because of the application of Section 367(a)(1) of the Code other than for any shareholder that would be a “five-percent transferee shareholder” that does not enter into a five-year GRA in the form provided in Treasury Regulations Section 1.367(a)-8(c), unless, in each case, required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. For purposes of the Section 351 Treatment and the filing of all U.S. federal, state or local Tax Returns by any Party (1) SPV Holdco shall be treated as (i) contributing all of its assets to Pubco in exchange solely for Pubco Ordinary Shares and (ii) distributing the Pubco Ordinary Shares to Legacy SPV Holders in a transaction meeting the requirements of Section 351(c) of the Code, (2) the Subscribers shall be treated as contributing the PIPE Financing Amount to Pubco in exchange solely for Pubco Ordinary Shares and (3) Legacy SPAC Holders shall be treated as contributing all of their shares in SPAC to Pubco in exchange solely for Pubco Ordinary Shares. Notwithstanding anything to the contrary in this Agreement, the Section 351 Treatment shall be reflected in a Tax Return filed by SPAC in accordance with Treasury Regulation Section 1.367(a)-3(c)(6).

(iv) If and to the extent (A) the covenant in Paragraph I of Annex A is satisfied and (B) there is no change in Applicable Law which would prevent treating the SPAC Merger as qualifying under Section 368 of the Code, in addition to Section 6.13(a)(iii), the Parties shall file all Tax Returns consistent with, and take no position (whether in audits, Tax Returns or otherwise) inconsistent with the position that the SPAC Merger also qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(v) If, in connection with the Transactions, the SEC requests or requires that Tax opinions be prepared and submitted with respect to the Tax treatment of the Transactions, and if such a Tax opinion is being provided by Tax counsel, each of the Company, SPV Holdco, SPAC, Dooboo and Pubco agree to deliver to such Tax counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of such date(s) as determined reasonably necessary by such counsel in connection with the preparation of such Tax opinions, provided that notwithstanding anything herein to the contrary, if and to the extent a Tax opinion with respect to the treatment of the SPAC Merger is being requested or required, Tax counsel to SPAC (or its Tax advisors) shall (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the application of Section 351 of the Code, provided further that, neither this provision nor any other provision in this Agreement shall require Tax counsel to the Company (or its Tax advisors) to provide any opinion regarding the application of section 368 of the Code on the treatment of the SPAC Merger for U.S. federal income tax purposes (except that, for the avoidance of doubt, Tax counsel to the Company (or its Tax advisors) shall provide an opinion, if such opinion is requested or required by the SEC, regarding the treatment of the SPV Holdco Merger for U.S. federal income tax purposes).

(b) Cooperation. Each of the Parties shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns and any audit or Tax proceeding or to determine the Tax treatment of any aspect of the Transactions. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any GRA, Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(c) Pubco 5% Shareholders. Pubco acknowledges that any direct or indirect holder of Pubco Securities who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Pubco following the Mergers (a “Pubco 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any Pubco 5% Shareholder made following the Closing Date, Pubco shall (i) furnish to such Pubco 5% Shareholder such information as such Pubco 5% Shareholder reasonably requests in connection with such Pubco 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such Pubco 5% Shareholder with the information reasonably requested by such Pubco 5% Shareholder for purposes of such Pubco 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such Pubco 5% Shareholder’s GRA, in each case, at the sole cost and expense of such Pubco 5% Shareholder. Each of the Parties shall, and shall cause their affiliates to, operate in a manner so as not to cause a triggering event.

(d) FIRPTA Documentations. SPAC shall have delivered or caused to be delivered to Pubco a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(e) Merger Sub Election. In accordance with applicable Law, the Company shall cause an election to be filed under Treasury Regulations Section 301.7701-3 to cause Merger Sub I to be treated as an entity disregarded as separate from Pubco for U.S. federal income tax purposes effective as of the Merger Sub I date of formation.

6.14 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Company, except such releases or announcements as may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) SPAC and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within two (2) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within two (2) Business Days after the execution of this Agreement), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review and comment no later than one (1) Business Day after the execution of this Agreement). SPAC and the Company shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within two (2) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which SPAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

6.15 Confidential Information.

(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. To the extent there is an irreconcilable conflict between this Agreement and the Confidentiality Agreement, this Agreement will control. Following the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) The Company agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Affiliates or Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC, to the extent legally permitted, with prompt written notice of such requirement so that SPAC may seek a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.15(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Company shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws in the opinion of outside counsel.

(c) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(c) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(c), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) SPAC shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret.

6.16 Post-Closing Board of Directors and Officers of Pubco.

(a) Subject to the terms of Pubco’s Governing Documents, Pubco shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing the Pubco Board shall consist of the individuals set forth on Section 2.6(c) of the Company Disclosure Letter.

(b) Pubco shall ensure that a sufficient number of its designees pursuant to Section 6.16(a) qualify as independent directors such that, when taken together with other independent directors appointed pursuant to Section 6.16(a), the Pubco Board shall have a majority of “independent” directors for the purposes of NASDAQ, each of whom shall serve in such capacity in accordance with the terms of Pubco’s Governing Documents following the Closing.

(c) The initial officers of Pubco shall be as set forth on Section 2.6(c) of the Company Disclosure Letter, each of whom shall serve in such capacity in accordance with the terms of Pubco’s Governing Documents following the Effective Time.

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, Target Companies and SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in the Governing Documents of the Company, each Target Company and SPAC or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Pubco shall cause the Governing Documents of each Target Company, Pubco and SPAC to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Governing Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

(b) Each of the Company and SPAC shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for a “tail” insurance policy (at an aggregate cost that is borne by the Company or SPAC, as applicable, of no higher than three hundred percent (300%) of the annual premium of the Company or SPAC’s directors’ and officers’ liabilities insurance policy, as applicable, as of the date of this Agreement) that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company or SPAC’s existing policy, as applicable, or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco, the SPV Surviving Company and the SPAC Surviving Company shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco, the SPV Surviving Company and the SPAC Surviving Company shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance that have not been paid by the Company or SPAC, as applicable.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.17 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Pubco, the Company, the Surviving Companies and all of their respective successors and assigns. In the event that any of Pubco or the Company, the Surviving Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco, the Company or one or both of the Surviving Companies, as applicable, shall ensure that proper provision shall be made so that the successors and assigns of Pubco, the Company or the Surviving Companies, as applicable, shall succeed to the obligations set forth in this Section 6.17.

(d) On the Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors and officers of Pubco, which indemnification agreements shall continue to be effective following the Closing in accordance with their terms.

6.18 Trust Account Proceeds. The Parties agree that, simultaneously with or as promptly as practicable after the Closing Date, the funds held by SPAC in the Trust Account, shall be used to pay (i) any amounts payable to SPAC stockholders in connection with the Redemption (ii) second, SPAC’s accrued Expenses, including SPAC’s deferred Expenses of the IPO, without double-counting with any Expenses that have already been paid prior to the Closing, and (iii) third, loans owed by SPAC to the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of SPAC, if any. Such amounts will be paid at the Closing.

6.19 Registration Rights Agreement. On the Closing Date, Pubco, Sponsor and certain Legacy SPV Holders, as determined by the Company, shall enter into the Registration Rights Agreement, to be effective as of the Closing.

6.20 PIPE Financing. Unless otherwise approved in writing by each of SPAC and Pubco (which approval shall not be unreasonably withheld, conditioned or delayed), SPAC and Pubco shall not (other than changes that are solely ministerial and other non-economic de minimis changes) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Initial Subscription Agreements or, if applicable, any Pre-Closing Subscription Agreements, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such permitted assignment or transfer, the initial party to such Initial Subscription Agreement or, if applicable, any Pre-Closing Subscription Agreements remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Pubco Ordinary Shares contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the applicable Subscription Agreement have been satisfied, SPAC and Pubco shall use their commercially reasonable efforts to take, or to cause to be taken, all actions required or necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by such Subscription Agreement on the terms described therein, including using their commercially reasonable efforts to enforce their rights under such Subscription Agreement to cause the Subscriber(s) thereunder to pay to (or as directed by) Pubco the applicable purchase price under such Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, each of SPAC and Pubco, as applicable, shall give the other party prompt written notice: (i) of the receipt of any request from a Subscriber for an amendment to any Subscription Agreement (other than changes that are solely ministerial and other non-economic de minimis changes); (ii) of any breach or default to the Knowledge of such party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any Subscription Agreement; (iii) of the receipt by such party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of a Subscription Agreement by a Subscriber; and (iv) if such party does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement, as applicable, in accordance with its terms.

6.21 Termination of Certain SPAC Agreements. At or prior to the Closing Date, SPAC shall cause to be terminated, without further liability to Pubco or the Surviving Companies, the registration rights agreement, dated as of February 11, 2021, by and among SPAC, Sponsor and the other parties thereto, and obtain evidence reasonably satisfactory to the Company that such agreement has been terminated, effective prior to the Closing.

6.22 Termination of Certain Agreements. The Company hereby agrees that, effective at the Closing, except as set forth on Section 6.22 of the Company Disclosure Letter, any shareholders, voting or similar agreement among the Company and any of its shareholders shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no Liability whatsoever for the Company.

6.23 Securities Listing. The Company and Pubco shall cause the Pubco Securities issued in connection with the Transactions to be approved for listing on the NASDAQ as of the Closing.

6.24 Equity Incentive Plan and Employee Stock Purchase Plan. Prior to the effectiveness of the Registration Statement, Pubco shall approve and adopt the Equity Incentive Plan that provides for the grant of awards to employees and other service providers of Pubco and its Subsidiaries with a total pool of awards of Pubco Ordinary Shares equal to 10% of the aggregate number of shares of Pubco Ordinary Shares outstanding at the Closing, on a fully diluted, as converted and as-exercised basis (the “Equity Incentive Plan”), as well as an annual “evergreen” increase not more than 5% of the outstanding shares of Pubco Ordinary Shares for a period of ten years following the Closing. The Equity Incentive Plan will be in substantially the form attached as Exhibit F hereto, Prior to the effectiveness of the Registration Statement, Pubco shall also approve and adopt an employee stock purchase plan that provides for the reserve of Pubco Ordinary Shares for employees and other service providers of Pubco and its Subsidiaries with a total pool of Pubco Ordinary Shares not exceeding 3% of the aggregate number of shares of Pubco Ordinary Shares outstanding at the Closing, on a fully diluted, as converted and as-exercised basis (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan shall provide for an annual “evergreen” increase not more than 1.5% of the outstanding shares of Pubco Ordinary Shares for a period of ten (10) years following the Closing. The Employee Stock Purchase Plan shall be in substantially the form attached as Exhibit G hereto. As soon as reasonably practicable following the Closing, Pubco shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Pubco Ordinary Shares issuable pursuant to the Equity Incentive Plan and the Employee Stock Purchase Plan, and Pubco shall maintain the effectiveness of such registration statement for so long as any awards issued under the Equity Incentive Plan or the Employee Stock Purchase Plan remain outstanding.

6.25 Pre-Closing Equity Grants. At least ten (10) days prior to the Closing Date, SPV Holdco shall grant fully vested SPV Holdco Ordinary Shares (each such share, an “MIP SPV Holdco Share”) to participants in the arrangements set forth on Section 6.25 of the Company Disclosure Schedules (the “MIP Equity Arrangements”). The number of MIP SPV Holdco Ordinary Shares shall not exceed 14% of the aggregate number of SPV Holdco Ordinary Shares outstanding as of the date of grant of such MIP SPV Holdco Shares, and shall be sufficient to satisfy any and all obligations of the Target Companies under the MIP Equity Arrangements. Prior to the Closing, the Target Companies shall terminate the MIP Equity Arrangements and provide that the Target Companies shall have no further obligation or liability under the MIP Equity Arrangements following the Closing.

6.26 Company Options. The Parties acknowledge that certain current and former employees and service providers of Company and the Target Companies hold options to purchase shares in the Company that were granted under the GT Gettaxi Ltd. Amended 2012 Share Option Plan (each, a “Company Option”) and that the Company Options will not be converted into Exchanged Options pursuant to Section 3.3. From and after the Closing Date, in the event that Pubco or any of its Subsidiaries incurs any cost, expense or liability in connection with or relating to the Company Options, including in respect of any requirement to withhold or pay any tax, social insurance or other obligation, the Company shall not be required to reimburse Pubco (or its applicable Subsidiary) for any such amounts.

6.27 Further Actions.

(a) As soon as practicable after the date of this Agreement, SPAC shall use its best efforts and shall cooperate fully with the Company, its Affiliates and its Representatives to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to execute and deliver the Ancillary Documents and such other documents as may be required to carry out the provisions of this Agreement and to consummate and make effective the Transactions.

(b) As soon as practicable after the date of this Agreement, the Company shall use its commercially reasonable efforts and shall, and shall cause the Target Companies to, cooperate fully with SPAC and its Representatives, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to execute and deliver the Ancillary Documents and such other documents as may be required to carry out the provisions of this Agreement and to consummate and make effective the Transactions. The Reorganization Steps may be amended or modified (including any exhibit, annex or schedule thereto) by the Company so long as such amendments or modifications would not reasonably be expected to be material to Pubco and its Subsidiaries (after giving effect to the Transactions) or otherwise with the consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed). The Company and the Target Companies shall keep SPAC reasonably informed of the status of the Reorganization, including the Company’s and the Target Companies’ progress in obtaining any necessary third-party consents or approvals of Governmental Authorities, shall consult with SPAC regarding the terms of any arrangements established pursuant to the Reorganization. From time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party to make effective the Transactions.

6.28 Audited Consolidated Financial Statements. As soon as reasonably practicable following the date of this Agreement, but in any event no later than 30 days after the date of this Agreement, the Company shall deliver to SPAC a true and complete copy of the Consolidated Financial Statements prepared in accordance with IFRS and audited in accordance with the PCAOB standards by Ernst & Young, LLP (or such other internationally recognized audit firm, as is reasonably acceptable to SPAC) (the “Audited Consolidated Financial Statements”). From the date hereof through the Closing, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Company and the Target Companies that the Company’s and the Target Companies’ certified public accountants may issue.

Article VII
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or written waiver, where permissible) by the Company and SPAC, as applicable, of the following conditions:

(a) Antitrust. All applicable waiting periods under the Antitrust Laws (and any extensions thereof) relating to the transactions contemplated by this Agreement, and any agreement with or commitment to any Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated. All other required Consents under the Antitrust Laws relating to the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

(b) Required Stockholder Approval. The Stockholder Approval Matters that are submitted to the vote of the SPAC’s stockholders at the Special Stockholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the SPAC’s stockholders at the Special Stockholder Meeting in accordance with the Proxy Statement and the applicable provisions of the DGCL (the “Required Stockholder Approval”).

(c) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions (including, for the avoidance of doubt, the Reorganization).

(d) Requisite Company Shareholder Approval. The Requisite Company Shareholder Approval shall have been obtained.

(e) Net Tangible Assets. At the Closing, after giving effect to the Redemption, the PIPE Financing (but only to the extent of proceeds actually received from Subscribers), Pubco shall have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least five million and one Dollars ($5,000,001).

(f)   Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g) Listing. The Pubco Ordinary Shares and the Pubco Warrants shall have been approved for listing on NASDAQ, subject only to official notice thereof and any requirement to have a sufficient number of round lot holders.

(h) Reorganization. The Reorganization shall have been consummated in all material respects in accordance with the terms and conditions of this Agreement and the Reorganization Steps.

7.2 Conditions to Obligations of the Company, Dooboo, SPV Holdco and Pubco. In addition to the conditions specified in Section 7.1, the obligations of the Company, Dooboo, SPV Holdco and Pubco to consummate the Transactions are subject to the satisfaction (or written waiver by the Company, Dooboo, SPV Holdco and Pubco) of the following conditions:

(a) Representations and Warranties.

(i)   All of the SPAC Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all respects (except for de minimis inaccuracies) as of such date).

(ii) All of the other representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i)   Officer Certificate. SPAC shall have delivered to the Company and Pubco a certificate, dated as of the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) with respect to SPAC.

(ii) Ancillary Documents. SPAC shall have delivered or caused to be delivered to the Company, SPV Holdco and Pubco, as applicable, a duly executed counterpart of each of the Ancillary Documents to which SPAC is party to.

(e) Closing Cash. Immediately prior to the Closing, the amount of cash available in the Trust Account (for the avoidance of doubt, prior to the payment of the SPAC Transaction Expenses), minus (i) the amount of any payments required to SPAC stockholders in connection with the Redemption and plus (ii) the PIPE Financing Amount (but only to the extent of proceeds actually received from Subscribers) shall be equal to or greater than one hundred thirty-seven million Dollars ($137,000,000).

7.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction (or written waiver by SPAC) of the following conditions:

(a) Representations and Warranties.

(i)   All of the Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all respects (except for de minimis inaccuracies) as of such date).

(ii) All of the other representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company and the Target Companies pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality, Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company.

(b) Agreements and Covenants. The Company and the Target Companies, as applicable, shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d) Written Consent. The Company shall have delivered Written Consents constituting the Requisite Company Shareholder Approval on or prior to the Shareholder Approval Deadline.

(e) Closing Deliveries.

(i)   Director/Officer Certificate. SPAC shall have received (1) a certificate from Pubco, dated as of the Closing Date, signed by a director of Pubco in such capacity, certifying as to the satisfaction of the applicable conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to the Target Companies and (2) a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c) with respect to the Company.

(ii) Ancillary Documents. The Company and each Target Company, as applicable, shall have delivered or caused to be delivered to SPAC a duly executed counterpart of each of the Ancillary Documents to which it is a party.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the material breach of such Party or its Affiliates (or, with respect to the Company, any Target Company) of any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other if any of the conditions set forth in Article VII have not been satisfied or waived by June 30, 2022 (as extended pursuant to the next proviso, the “Outside Date”); provided, that, if the Registration Statement is not declared effective by not later than thirty (30) Business Days prior to the Outside Date, each of SPAC and the Company shall have the right by providing written notice thereof to the other to extend the Outside Date for an additional period of three (3) months; provided further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the material breach or violation by such Party or its Affiliates (or, with respect to the Company, any Target Company) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued or entered an Order, promulgated or enacted a Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order, Law or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the material breach or violation by such Party or its Affiliates (or, with respect to the Company, any Target Company) of any provision of this Agreement has been the primary cause of, or primarily resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time any of the Company, SPV Holdco, Pubco, Merger Sub I or Merger Sub II is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e) by written notice by SPAC to the Company if (i) there has been a breach by the Company, SPV Holdco, Pubco, Dooboo, Merger Sub I or Merger Sub II of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii))), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f)   by written notice by either SPAC or the Company to the other if the Special Stockholders Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s stockholders have duly voted, and the Required Stockholder Approval was not obtained;

(g) by written notice by SPAC if the Company has not delivered Written Consents constituting the Requisite Company Shareholder Approval on or prior to the Shareholder Approval Deadline;

(h) by written notice by SPAC if the Company has not delivered to SPAC the Audited Consolidated Financial Statements by the date that is 30 days after the date of this Agreement; or

(i)   by written notice by SPAC if the condition set forth in Section 7.1(h) has not been satisfied within ten (10) Business Days after the date on which Required Stockholder Approval is obtained.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of this Section 8.2 and Article X shall survive any termination of this Agreement and shall remain in full force and effect and (ii) nothing in this Section 8.2 shall be deemed to (A) release any Party from any Liability for any material and intentional breach by such Party of any term of this Agreement prior to the date of termination that resulted in the termination of this Agreement or Intentional Fraud or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 8.2 shall, in any way, limit the waivers against the Trust Account as set forth in Section 9.1.

8.3 Fees and Expenses. Subject to Section 9.1, unless otherwise provided for in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO incurred as of consummation of the Business Combination.

Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, SPV Holdco, Pubco, Merger Sub I and Merger Sub II and hereby represents and warrants that it has read the IPO Prospectus and the SPAC’s Governing Documents and understands that SPAC has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC’s stockholders and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the SPAC’s stockholders in the event they elect to redeem their shares of SPAC Class A Common Stock (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to SPAC’s Governing Documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the SPAC’s stockholders if the SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to further extension by amendment to SPAC’s Governing Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, SPV Holdco, Pubco, Merger Sub I and Merger Sub II hereby agrees, on behalf of itself and its Affiliates, that, notwithstanding anything to the contrary in this Agreement, none of the Company, SPV Holdco, Pubco, Merger Sub I, Merger Sub II or any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, the Target Companies or any of their respective Affiliates or Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, SPV Holdco, Pubco, Merger Sub I and Merger Sub II, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC). The Company, SPV Holdco, Pubco, Merger Sub I and Merger Sub II each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and each of the Company, SPV Holdco, Pubco, Merger Sub I and Merger Sub II further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, SPV Holdco, Pubco, Merger Sub I, Merger Sub II or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company, SPV Holdco, Pubco, Merger Sub I and Merger Sub II hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account or any assets that have been purchased or acquired with any such funds) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 9.1 shall survive termination of this Agreement for any reason.

Article X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) by reputable, nationally recognized overnight courier service, or (iv) by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Rosecliff Acquisition Corp I 767 5th Avenue, 34th Floor New York, NY 10022 Attn: Michael Murphy Email: mm@rosecliffspac.com	with a copy (which will not constitute notice) to: Latham & Watkins LLP 811 Main Street Houston, TX 77002 Attn: Ryan Maierson John M. Greer Email: Ryan.Maierson@lw.com John.Greer@lw.com

If to the Company or the Target Companies (at, prior to or after the Closing) or the Surviving Companies (after the Closing), to:

c/o GT Gettaxi (UK) Limited

Floor 2, Elm Yard

13-16 Elm Street

London WC1X 0BJ

United Kingdom

Attn: Global Legal Team

Email: global.legal@gett.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attn: Lee Hochbaum, Michael Kaplan, Yasin Keshvargar

Email: lee.hochbaum@davispolk.com; michael.kaplan@davispolk.com; yasin.keshvargar@davispolk.com

10.2 Binding Effect; Assignment. Subject to Section 10.2, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC, Pubco and the Company, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, and the rights of each Legacy SPV Holder to receive the SPV Closing Consideration and Deferred Shares as set forth in Section 3.2(a) and Section 3.2(b), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 10.4 or in such other manner as may be permitted by applicable Law, that such process may be served in the manner of giving notices in Section 10.1 and that nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County, and any appellate court thereof in the event any dispute or controversy arises out of this Agreement or any Ancillary Document or the Transactions, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or any Ancillary Document or the Transactions shall be brought, tried and determined only in such New York State court or, to the extent permitted by Law, in such federal court, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or any Ancillary Document or the Transactions in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

10.5 WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Company.

10.9 Waiver. Each of SPAC and the Company, on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents and the LOI, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS, or any other accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

10.14 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 8.2 or (y) in the case of claims against a party in respect of such party’s Intentional Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the termination of this Agreement or the Closing, as applicable, and all of the foregoing shall terminate and expire upon the occurrence of such termination or the Closing (and there shall be no liability after such termination or the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

10.15 Legal Representation. The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham”) may have, prior to the Closing, represented SPAC and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Latham will be permitted in the future, after the Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Target Companies, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of SPAC and/or the Company and the Target Companies or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of the Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco, SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Allocation Schedule” means the allocation schedule, in a form to be mutually agreed upon between the Company and Rosecliff, setting forth, among other things, the following information with respect to each Legacy SPV Holder: (i) such Person’s name, (ii) such Person’s Base Allocation Percentage; (iii) the number of Closing Shares to be issued to such Person at the Closing; and (iv) a spreadsheet showing the calculation of such Person’s Final Allocation Percentage based on the Pubco VWAP as of the Deferred Issuance Date.

“Ancillary Documents” means each agreement, instrument or document including the A&R Articles of Association, the Sponsor Support Agreement, the Company Support Agreement, the Subscription Agreements, the Registration Rights Agreement, the Employment Agreements and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Base Allocation Percentage” has the definition ascribed to such term in the Shareholder Support Agreement.

“Base Purchase Price” means eight hundred twenty-one million Dollars ($821,000,000).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, London, United Kingdom, the Cayman Islands or Cyprus are authorized to close for business.

“Cayman Act” means the Cayman Islands Business Companies Act (As Revised).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or the Target Companies or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, at the time of the disclosure to SPAC or its Representatives (i) was generally available publicly and was not disclosed in breach of this Agreement, (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information or (iii) was or is independently developed by such receiving party or its Representatives.

“Company Fundamental Representations” means the representations and warranties contained in Sections 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.4 (Subsidiaries), 5.5 (Governmental Approvals), 5.6 (Non-Contravention), and 5.27 (Finders and Brokers).

“Company IP Licenses” means, collectively, (i) the Material Inbound Licenses and (ii) the Material Outbound Licenses.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Company or the Target Companies.

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of the Company or any Target Company.

“Company Software” means the Software owned or purported to be owned by the Company or the Target Companies.

“Company Stock Plan” means the Dooboo Holding Limited 2020 Share Option Plan.

“Company User Agreement” means each Contract to which the Company or any Target Company is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) the Company’s and the Target Companies’ third party end user’s access to and use of any Company Product, but excluding policies and procedures whether or not in writing.

“Consent” means any consent, approval, clearance, waiver, authorization, waiting period expiration or termination, or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Consenting Shareholders” means the individuals listed on Section 11.1(a) of the Company Disclosure Schedules.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” “State of siege, alarm or emergency” or similar lock-down measures, workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority or actions taken in response to COVID-19 measures promulgated by such Government Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Data Partners” means all processors (as defined by the GDPR) that process (as defined by the GDPR) any personal data (as defined by the GDPR) for or on behalf of the Company or Target Companies.

“Data Protection Laws” means the following legislations to the extent applicable: (a) national Laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national Law supplementing the GDPR or any successor laws arising out of the withdrawal of a member state from the European Union; (c) the UK Data Protection Act 2018 (“DPA”) and the UK General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003; (d) Federal Law of the Russian Federation as of 27 July 2006 No. 152-FZ “On Personal Data”, Federal Law of the Russian Federation as of 29 July 2004 No. 98-FZ “On Commercial Secrecy”, Law of the Russian Federation as of 21 July 1993 No. 5485-1 “On State Secrecy”, Federal Law of the Russian Federation as of 27 July 2006 No. 149-FZ “On Information, Information Technology and Protection of Information” and any replacement legislation; and (e) any other data protection, privacy, data transfer, consumer protection, social security number protection, security or breach disclosure, or cybersecurity Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the processing or security of personal data, in each case as amended and/or replaced from time to time.

“Deferred Consideration Period” means the period beginning on the Closing Date and ending on the date on which the SPV Deferred Consideration is issued to the Legacy SPV Holders pursuant to this Agreement.

“Deferred Issuance Date” means the earliest of (i) the date that is the two (2) year anniversary of the Closing Date (or, if such day is not a Business Day, the immediately following Business Day), (ii) the date on which the product of (A) the SPV Merger Consideration multiplied by (B) the Pubco VWAP is equal to or greater than three billion one hundred million Dollars ($3,100,000,000) for a period of at least twenty (20) consecutive trading days and (iii) immediately prior to the consummation of a Pubco Sale.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Award Amount” means the excess of (i) $10.00 multiplied by the number of Exchanged Options delivered pursuant to Section 3.3 that are vested as of immediately following the Closing, over (ii) the aggregate exercise price of all such Exchanged Options.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Final Allocation Percentage” has the definition ascribed to such term in the Shareholder Support Agreement.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of the Target Companies primarily for the benefit of employees of the Company or such the Target Companies residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation (or equivalent) and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental, regulatory, legislative, judicial or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Immaterial Licenses” means, with respect to the Company and each Target Company, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former founders, employees, consultants or independent contractors of the Company or such Target Company for the benefit of the Company or the Target Companies; (c) any non-exclusive license with end-users entered into in the ordinary course of business; and (d) any non-exclusive license that is not material to the business of the Company or the Target Companies and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of the Company or a Target Company for the purposes of promoting the goods or services of the Company or the Target Companies; (ii) vendor Contract that includes permission for the vendor to identify the Company or a Target Company as a customer of the vendor; (iii) Contract to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property Rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including “earn-outs” and “seller notes” whether accrued or not, (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, in each case, whether or not drawn, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS, or any other accounting principles used by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (h) all purchase money indebtedness secured by a Lien on any property of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, “Indebtedness” shall exclude the Company Transaction Expenses and the SPAC Transaction Expenses, as applicable.

“Infringement” or “Infringe” means that a given item or activity directly or indirectly (including secondarily, contributorily, by inducement or otherwise) infringes, misappropriates, dilutes, constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.

“Intellectual Property” means all intellectual property rights as they exist in any jurisdiction throughout the world, including: Patents, Trademarks, Copyrights, Trade Secrets, and intellectual property rights in Software, databases and collections of data.

“Intentional Fraud” means with respect to a Party, actual and intentional common law fraud with respect to the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement. Under no circumstances shall “Intentional Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of February 11, 2021, and filed with the SEC on February 16, 2021.

“IT Systems” means all computer hardware and peripherals, telecommunications and network equipment, and all Software (in source code and object code forms), including all documentation and associated proprietary materials and services associated with or necessary to any of the foregoing, used, leased or licensed in by or to the Company or any Target Company (including for hosting or colocation).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and each Target Company, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, case law, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy SPAC Holders” means the holders of SPAC Securities immediately prior to the SPAC Merger Effective Time.

“Legacy SPV Holders” means the holders of SPV Holdco Ordinary Shares immediately prior to the SPV Merger Effective Time.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or financial condition of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in Law (including interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement) or changes, or changes in IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, the COVID-19 pandemic, any COVID-19 Measures, terrorism, war (whether or not declared), sabotage, civil unrest, cyberattacks or natural disaster or any escalation or worsening of any of the same; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) changes attributable to the public announcement, performance or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees), (vii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement and (viii), with respect to SPAC, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, (i) with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC and (ii) with respect to the Company, the Target Companies shall be deemed to be “Subsidiaries” of the Company for purposes of determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur.

“NASDAQ” means The Nasdaq Capital Market LLC.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), any license that includes the Commons Clause and any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, IFRS or other applicable accounting principles with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course, are not yet delinquent or that are being contested in good faith through appropriate proceedings and either are not material or where appropriate reserves for the amount being contested have been established in accordance with IFRS, (g) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company or the Target Companies and do not prohibit or materially interfere with the Company’s or any of the Target Companies’ use or occupancy of such real property, (i) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Consolidated Company Financials (which such Liens are referenced or Liens the existence of which is referred to in the notes to the balance sheet included in the Consolidated Company Financials); (j) Liens pursuant to that certain Facility Agreement, dated as of 28 November 2016, as amended and restated on 8 July, 2019, by and among GT Gettaxi Limited, LLC “Sberbank Investments” and the other parties set forth therein; (k) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course and (l) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of the Company or any of the Target Companies arising in the ordinary course of business and for amounts not yet due or payable.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Private Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the private warrants of SPAC.

“Pubco Public Warrant” means each one (1) warrant of Pubco entitling the holder thereof to purchase one (1) Pubco Ordinary Share on substantially the same terms and conditions described in the IPO Prospectus with respect to the public warrants of SPAC.

“Pubco Sale” means the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the Transactions): (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (other than the Legacy SPV Holders) is or becomes the beneficial owner, directly or indirectly, of equity interests or other securities of Pubco representing more than fifty percent (50%) of the combined voting power of Pubco’s then outstanding voting securities, (b) the consummation of a merger or consolidation of Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the Pubco Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Pubco resolve to commence the winding-up of Pubco or there is consummated a transaction or series of related transactions for the sale, lease or other disposition, directly or indirectly, by Pubco of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by Pubco of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Pubco in substantially the same proportions as their ownership of Pubco immediately prior to such sale.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco VWAP” means, with respect to the Pubco Ordinary Shares as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during normal trading hours of such exchange or market, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during normal trading hours of such market, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested directors of the Pubco Board. All such determinations shall be appropriately adjusted for any stock or share dividend, stock split or share subdivision, stock combination or share consolidation, recapitalization or other similar transaction during such period.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Company Shareholder Approval” means the approval of the respective shareholders of each of the Company and Dooboo necessary to approve the Transactions under their respective Governing Documents and applicable Law.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Support Agreement” means that certain Shareholder Support Agreement, dated as of November 9, 2021, by and among the Company, Dooboo and the other parties thereto.

“Software” means any computer software programs or firmware, whether in source code or object code form, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, at the time of the disclosure to the Company and/or the Target Companies or any of their respective Affiliates or Representatives, (i) was generally available publicly and was not disclosed in breach of this Agreement, (ii) was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information or (iii) was or is independently developed by such receiving party or its Representatives. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Company and/or the Target Companies.

“SPAC Fundamental Representations” means the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Governmental Approvals), 4.4 (Non-Contravention), 4.5 (Capitalization) and 4.16 (Finders and Brokers).

“SPAC Private Warrant” means each one (1) warrant of SPAC entitling the holder thereof to purchase one (1) share of SPAC Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the private warrants of SPAC.

“SPAC Public Units” means the units of SPAC, each unit consisting of one (1) share of SPAC Class A Common Stock and one-third of one (1) SPAC Public Warrant.

“SPAC Public Warrant” means each one (1) warrant of SPAC entitling the holder thereof to purchase one (1) share of SPAC Class A Common Stock in accordance with terms described in the IPO Prospectus with respect to the public warrants of SPAC.

“SPAC Securities” means the SPAC Public Units, the SPAC Common Stock, the SPAC Public Warrants and the SPAC Private Warrants, collectively.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Public Warrants, collectively.

“SPV Closing Consideration” means an aggregate number of Pubco Ordinary Shares determined in accordance with the Shareholders Support Agreement as the sum of, for each Legacy SPV Holder, the product of (i) such Legacy SPV Holder’s Base Allocation Percentage and (ii) the SPV Merger Consideration, which number, shall in no event shall be greater than the SPV Merger Consideration.

“SPV Deferred Consideration” means a number of Pubco Ordinary Shares equal to the remainder of (i) the SPV Merger Consideration minus (ii) the SPV Closing Consideration.

“SPV Merger Consideration” means a number of Pubco Ordinary Shares equal to the quotient obtained by dividing (i) the remainder of (a) the Base Purchase Price minus (b) the Equity Award Amount by (ii) ten Dollars ($10.00).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, all of the direct and indirect Subsidiaries of the Company (including, for the avoidance of doubt, Dooboo, SPV Holdco, Pubco, Merger Sub I and Merger Sub II) as of the date of this Agreement.

“Tax” or “Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, in each case in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to any other person but are instead imposed upon any secondarily liable person by operation of Law.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 11, 2021, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
	$10.11	D&O Tail Insurance	6.17(b)
A&R Articles of Association	Recitals	Deferred Shares	3.1(a)
Acquisition Proposal	6.6(a)	Dollars	10.11
Aggregate Par Value	Recitals	Dooboo	Preamble
Agreement	Preamble	Dooboo Board	Recitals
Alternative Transaction	6.6(a)	DPA	11.1
Antitrust Laws	6.9(b)	DTC	3.6(b)
Audited Consolidated Financial Statements	6.28	Effective Time	2.2(b)
Business Combination	9.1	Employee Stock Purchase Plan	6.24
Closing	Recitals	Enforceability Exceptions	4.2
Closing Date	2.3	Environmental Permits	5.20(a)
Closing Filing	6.14(b)	Equity Arrangements	6.25
Closing Press Release	6.14(b)	Equity Incentive Plan	6.24
Closing Shares	3.1(a)	Exchange Agent	3.6(a)
Company	Preamble	Exchange Fund	3.6(a)
Company Benefit Plan	5.19(a)	Exchanged Option	3.3(b), 3.3(a)
Company Disclosure Schedules	V	Expenses	8.3
Company Material Contract	5.13(a)	Federal Securities Laws	6.7
Company Option	6.24	Financing Certificate	3.7
Company Ordinary Shares	5.3(a)	GDPR	11.1
Company Permits	5.11	GRA	Recitals
Company Real Property Leases	5.17	Initial PIPE Financing Amount	Recitals
Company Registered IP	5.14(a)	Initial Subscribers	Recitals
Company Support Agreements	Recitals	Intended U.S. Tax Treatment	Recitals
Consent Solicitation Statement	6.12	Interim Period	6.1(a)
Consolidated Company Financials	5.8(a)	Latham	10.15
Contributor	5.14(d)	Legacy Dooboo Holders	5.3(d)
Controlled Person	11.1	Material Inbound Licenses	5.13(a)(ix)
D&O Indemnified Persons	6.17(a)	Material Merchant	5.22(a)
Material Merchant Agreement	5.22(a)	Required Stockholder Approval	7.1(b)
Material Outbound Licenses	5.13(a)(x)	SEC Reports	4.6(a)
Material Vendor	5.22(b)	Section 351 Treatment	6.13(a)(iii)
Material Vendor Agreement	5.22(b)	Share Acquisition	Recitals
Merger Certificate	2.2(b)	Shareholder Approval Deadline	6.12
Merger Sub I	Preamble	Shareholder Notice	6.12
Merger Sub II	Preamble	Signing Filing	6.14(b)
Mergers	Recitals	Signing Press Release	6.14(b)
MIP SPV Holdco Option	6.25	SPAC	Preamble
Non-Recourse Parties	10.13	SPAC Class A Common Stock	Recitals
OFAC	4.17(c)	SPAC Class B Common Stock	Recitals
Outside Date	8.1(b)	SPAC Common Stock	Recitals
Outstanding Company Transaction Expense	3.7	SPAC Disclosure Schedules	IV
Outstanding SPAC Transaction Expenses	3.8(b)	SPAC Financials	4.6(c)
Parties	Preamble	SPAC Material Contract	4.13(a)
Party	Preamble	SPAC Merger	Recitals
PIPE Financing Amount	Recitals	SPAC Merger Effective Time	2.2(b)
Plan of Merger	2.2(a)	SPAC Recommendation	4.2
Pre-Closing PIPE Financing Amount	Recitals	SPAC Surviving Company	2.1(b)
Pre-Closing Subscribers	Recitals	Special Stockholder Meeting	6.11(a)
Pre-Closing Subscription Agreements	Recitals	Sponsor	Recitals
Proxy Statement	6.11(a)	Sponsor Support Agreement	Recitals
Pubco	Preamble	SPV Holdco	Preamble
Pubco 5% Shareholder	6.126.13(c)	SPV Holdco Merger	Recitals
Pubco Board	Recitals	SPV Holdco Ordinary Shares	Recitals
Pubco Ordinary Shares	Recitals	SPV Merger Effective Time	2.2(a)
Redemption	6.11(a)	SPV Surviving Company	2.1(a)
Registrar	2.2(a)	Stockholder Approval Matters	6.11(a)
Registration Rights Agreement	Recitals	Subscribers	Recitals
Registration Statement	6.11(a)	Subscription Agreements	Recitals, Recitals
Related Person	5.21	Surviving Companies	2.1(b)
Released Claims	9.1	Target Business	Recitals
Reorganization	Recitals	Target Option	3.3(a)
Reorganization Covenants	6.13(a)(i)	Transactions	Recitals
Reorganization Steps	Recitals	Written Consent	6.12

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

ROSECLIFF ACQUISITION CORP I

By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

SPV Holdco:

GT GETTAXI SPV

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Pubco:

GT GETTAXI LISTCO

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Company:

GT GETTAXI LIMITED

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Merger Sub I:

GT GETTAXI MERGER SUB 1

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Merger Sub II:

GETT MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Dooboo:

DOOBOO HOLDING LIMITED

By:
Name:
Title:

[Signature Page to Business Combination Agreement]